UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
__________________________________________________________________________________________________________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MATTHEWS INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

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2020

NOTICE

OF

ANNUAL

MEETING

AND

PROXY

STATEMENT

Notice of the
ANNUAL MEETING OF THE SHAREHOLDERS
To be held February 20, 2020

To Our Shareholders:

The annual meeting of the Shareholders of Matthews International Corporation (“Matthews” or the “Company”) will be held at 9:00 AM (EST) on Thursday, February 20, 2020, at the Renaissance Baltimore Harborplace Hotel, located at 202 East Pratt Street, Baltimore, Maryland 21202 (the "Annual Meeting"), for the purpose of considering and acting upon the following:

1.	To elect three (3) directors of the Company for a term of three (3) years;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2020;

3.	To provide an advisory (non-binding) vote on the executive compensation of the Company’s named executive officers; and

4.	To transact such other business as may properly come before the meeting.

Shareholders of record as of the close of business on December 31, 2019 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Please indicate on the enclosed proxy card whether you will or will not be able to attend the Annual Meeting. Return the card in the enclosed envelope as soon as possible. If you receive more than one proxy card (for example, because you own common stock in more than one account), please be sure to complete and return all of them.

We hope you can be with us for this important occasion.

            Sincerely,

            /s/ Steven F. Nicola

            Steven F. Nicola
            Chief Financial Officer and Secretary

January 21, 2020

Matthews International Corporation
Proxy Statement

Matthews International Corporation
Two NorthShore Center
Pittsburgh, PA 15212 - 5851
412-442-8200

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on February 20, 2020

The Company’s 2020 Proxy Statement and the Annual Report to Shareholders for the fiscal year ended September 30, 2019 are available free of charge on the Company’s website at http://www.matw.com/investors/sec-filings.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Matthews International Corporation (“Matthews” or the “Company”) whose principal executive offices are located at Two NorthShore Center, Pittsburgh, Pennsylvania 15212. This proxy statement is being sent and made available to shareholders on or about January 21, 2020.

Execution of the proxy will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving notice to the Corporate Secretary or by attending the meeting and voting in person.

Matters to be considered at the annual meeting of the shareholders of the Company (the "Annual Meeting") are those set forth in the accompanying Notice of Annual Meeting of the Shareholders (the “Notice”). Shares represented by proxy will be voted in accordance with instructions. In the absence of instructions to the contrary, the proxy solicited will be voted FOR the proposals set forth therein.

Management does not intend to bring before the meeting any business other than that set forth in the Notice. If any other business should properly come before the meeting, it is the intention of management that the persons named in the proxy will vote in accordance with their best judgment.

OUTSTANDING STOCK AND VOTING RIGHTS

The Company has one class of stock outstanding: Class A Common Stock, par value $1.00 per share, referred to as the "Common Stock."

Each outstanding share of Common Stock of the Company entitles the holder to one vote upon any business properly presented at the shareholders' meeting. As provided in the Company’s Articles of Incorporation, cumulative voting is not applicable to the election of directors.

The Board of Directors of the Company has established December 31, 2019 as the record date for shareholders entitled to vote at the Annual Meeting. The transfer books of the Company will not be closed, but only shareholders of record as of the close of business on December 31, 2019 will be entitled to vote at the Annual Meeting. A total of 31,290,095 shares of Common Stock are outstanding and entitled to vote at the meeting. A quorum (the presence in person or by proxy of the majority of the voting power of the Common Stock) is required to transact business at the Annual Meeting. The holders of 15,645,048 shares will constitute a quorum at the Annual Meeting.

Broker Authority to Vote

Abstentions and broker non-votes (explained herein) will be counted for purposes of determining a quorum. If your shares are held in street name, follow the voting instructions that you receive from your broker, bank or other nominee. If you want to vote in person, you must obtain a legal proxy from your broker, bank, or other nominee and bring it to the Annual Meeting. If you do not submit voting instructions, your broker, bank, or other nominee may still be permitted to vote your shares under the following circumstances:

•
Discretionary items - The ratification of the selection of the independent registered public accounting firm (Proposal 2) is a discretionary item. Generally, brokers, banks and other nominees that do not receive instructions from beneficial owners may vote on this proposal in their discretion.

•
Non-discretionary items - The election of directors (Proposal 1) and the advisory resolution to approve executive compensation (Proposal 3) are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received voting instructions from beneficial owners (referred to as “broker non-votes”).

GENERAL INFORMATION REGARDING CORPORATE GOVERNANCE

Board of Directors

The Board of Directors (sometimes referred to throughout the remainder of this Proxy Statement as the “Board”) is the ultimate governing body of the Company. As such, it functions within a framework of duties and requirements established by Pennsylvania statute, government regulations, court decisions and the Company’s organizational documents. Generally, the Board reviews and confirms the basic objectives and broad policies of the Company, approves various important transactions, appoints the officers of the Company and monitors Company performance in key results areas. The Board also has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The full Board regularly reviews enterprise-wide risk management, which includes risks in the areas of compliance, operations, strategy, reporting, treasury, enterprise value, and insurable risks. In addition, each Board committee plays a significant role in carrying out the risk oversight function. The executive committee of the Board (the "Executive Committee") assists in monitoring and assessing relevant risks between the times at which the full Board convenes. The nominating and corporate governance committee of the Board (the "Nominating and Corporate Governance Committee" or "Corporate Governance Committee") oversees risks related to corporate governance and ethics. The audit committee of the Board (the "Audit Committee") oversees risks related to financial reporting and control; environmental, health and sustainability matters; management policies and guidelines; legal claims and issues; and information technology. The finance committee of the Board (the "Finance Committee") oversees the Company’s financial policies, strategies and capital structure. The compensation committee of the Board (the "Compensation Committee") oversees risks related to human resources, succession planning and compensation. The special committee of the Board (the "Special Committee") provides oversight of integration planning and implementation of the Company's significant acquisitions.
Board Composition

The Articles of Incorporation of the Company provide that the Board of Directors has the power to set the number of directors constituting the full Board, provided that such number shall not be less than five or more than fifteen. Until further action, the Board has fixed the number of directors constituting the full Board at ten, divided into three classes. The terms of office of the three classes of directors end in successive years.

After reviewing the independence standards contained in the Nasdaq listing requirements, the Board of Directors has determined that each of its directors is independent under these standards, other than Joseph C. Bartolacci, the Company’s President and Chief Executive Officer; David A. Schawk, retired Group President of the Company’s SGK Brand Solutions segment; and Gregory S. Babe, the Company’s Chief Technology Officer.

In the event a nominee does not receive a majority of votes cast, such director is required under the Company’s Corporate Governance Guidelines to conditionally resign from the Board. Acceptance of such resignation is at the discretion of the Board.

The Company’s Corporate Governance Guidelines provide that an employee member must offer to submit his or her letter of resignation as a director upon his or her retirement or termination of employment, and if such offer is accepted, such employee member can remain on the Board for a period of no longer than one year following retirement from, or termination of, employment with the Company. Further, the Company’s Bylaws and Corporate Governance Guidelines provide that no person may be eligible for nomination, nor elected to fill a vacancy on the Board of Directors after attaining 75 years of age, and any director that, if nominated would attain 75 years of age during such term as a director, shall retire from the Board of Directors immediately prior to the next annual meeting of the shareholders following such director attaining 75 years of age.

The Board has currently determined that an independent, non-employee member should be appointed to serve as Chairman of the Board. The Board believes that separation of the positions of Chairman of the Board and Chief Executive Officer, with the appointment of an independent, non-employee director as Chairman of the Board, strengthens the Company’s corporate governance. John D. Turner is the Company’s current independent, non-employee Chairman of the Board.

Mr. Turner and the other independent directors meet at such times as are necessary and generally on the dates of regularly scheduled Board meetings. The independent directors met a total of five (5) times in fiscal 2019.

During fiscal 2019, there were six regularly scheduled and three special Board meetings.

Board Committees

There are six (6) standing committees appointed by the Board -- the Executive Committee, the Corporate Governance Committee, the Audit Committee, the Finance Committee, the Compensation Committee and the Special Committee.

Each Committee has the same power as the Board to employ the services of outside consultants and to have discussions and interviews with personnel of the Company and others.

The principal functions of the six standing Committees are summarized as follows:

Executive Committee

The Executive Committee is appointed by the Board to have and exercise during periods between Board meetings all of the powers of the Board, except that the Executive Committee may not elect directors, change the membership of or fill vacancies on the Executive Committee, change the By‑laws of the Company or exercise any authority specifically reserved by the Board. Among the functions customarily performed by the Executive Committee during periods between Board meetings are the approval, within limitations previously established by the Board, of the principal terms involved in sales of securities of the Company, and such reviews as may be necessary of significant developments in major events and litigation involving the Company. In addition, the Executive Committee is called upon periodically to provide advice and counsel in the formulation of corporate policy changes and, where it deems advisable, make recommendations to the Board.

The members of the Executive Committee are John D. Turner (Chairperson), Katherine E. Dietze, Alvaro Garcia-Tunon, Morgan K. O’Brien and Jerry R. Whitaker. The Executive Committee holds meetings at such times as are required. The Executive Committee did not meet in fiscal 2019.

Nominating and Corporate Governance Committee

The principal functions of the Nominating and Corporate Governance Committee are to: (1) identify individuals qualified to become members of the Board of Directors; (2) review the qualifications of directors and the composition of the Board of Directors, and recommend to the Board of Directors the director nominees for the next annual meeting of the shareholders; (3) monitor and recommend to the Board of Directors changes, as necessary, to the Company’s Corporate Governance Guidelines; (4) lead the Board of Directors in complying with its Corporate Governance Guidelines; (5) review and make recommendations to the Board of Directors concerning director compensation; and (6) review and approve related person transactions pursuant to the Company’s Code of Business Conduct and Ethics (the "Code of Conduct"). The Nominating and Corporate Governance Committee is also responsible for the annual evaluations of the performance of the Board of Directors and the Committees of the Board, including individual directors. The Committee is committed to ensuring that: (i) the nominees for membership on the Board of Directors are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of the Company; and (ii) the governance of the Company is in full compliance with applicable law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of the business and operations of the Company. From time to time, the Nominating and Corporate Governance Committee has retained the services of a third-party search firm to assist in the identification and evaluation of potential nominees for the Board of Directors. The Nominating and Corporate Governance Committee operates pursuant to a charter and the Company’s Corporate Governance Guidelines, which are available for viewing on the Company’s website at www.matw.com under the “Corporate” tab in the section entitled “Corporate Governance”. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent in accordance with the listing standards of Nasdaq. The Nominating and Corporate Governance Committee met three (3) times during fiscal 2019. The current members of the Nominating and Corporate Governance Committee are Jerry R. Whitaker (Chairperson), Katherine E. Dietze and Terry L. Dunlap.

Audit Committee

The principal functions of the Audit Committee are to provide oversight of: (1) the integrity of the Company's financial statements, reports on internal controls and other of the Company's financial information; (2) the Company's compliance with legal and regulatory requirements; (3) the qualifications and independence of the Company's independent registered public accounting firm; and (4) the performance of the Company's internal audit function (including disclosure controls and procedures for internal controls over financial reporting) and independent registered public accounting firm. The Audit Committee serves as a vehicle to provide an open avenue of communication between the full Board of Directors and the Company’s financial management team and internal audit department, and the independent registered public accounting firm. The Audit Committee is responsible for appointing the Company's independent registered public accounting firm. The Audit Committee operates pursuant to a charter, which is available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”.

All of the Audit Committee members, Alvaro Garcia-Tunon (Chairperson), Terry L. Dunlap and Morgan K. O’Brien, have been determined in the Board’s business judgment to be independent from the Company and its management within the meaning of regulations of the U.S. Securities and Exchange Commission (the "SEC") relating to audit committee independence, Nasdaq regulation and the Company’s Corporate Governance Guidelines. All of the Audit Committee members are financial experts, as determined by SEC regulations, and, as such Mr. Garcia-Tunon, Mr. Dunlap and Mr. O'Brien are designated as the Audit Committee financial experts. During fiscal 2019, the Audit Committee met six (6) times.

Finance Committee

The Finance Committee provides oversight of the Company’s financial policies, strategies and capital structure. The Committee’s principal responsibilities include review and monitoring of the Company’s: (1) significant capital expenditures; (2) mergers, acquisitions and divestitures; (3) capital structure, debt and equity offerings; (4) the dividend policy and share repurchase program; (5) risk management programs; and (6) investor relations program. The Committee also provides oversight to the Pension Board on employee benefit plan matters and related plan investment management. Ms. Katherine E. Dietze is Chairperson of the Finance Committee. The other members of the Finance Committee are Gregory S. Babe, Don W. Quigley, Jr. and Jerry R. Whitaker. The Finance Committee met four (4) times in fiscal 2019.

Compensation Committee

The principal functions of the Compensation Committee, the members of which are Morgan K. O’Brien (Chairperson), Alvaro Garcia-Tunon and Don W. Quigley, Jr., are to review periodically the suitability of the remuneration arrangements (including benefits) for the Company's Chief Executive Officer and other members of management of the Company, and to prepare an annual report on executive compensation for inclusion in the Company’s Proxy Statement. The Committee also reviews, at least annually, succession plans for the position of Chief Executive Officer and other senior executive positions of the Company. The Compensation Committee operates pursuant to a charter, which is available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”. The Board has determined that all members of the Compensation Committee are independent in accordance with the listing standards of Nasdaq. During fiscal 2019, the Compensation Committee met three (3) times.

Special Committee

The Special Committee was initially established in 2014 to provide oversight of integration planning and implementation for the Company’s significant acquisitions. The members of the Special Committee were Alvaro Garcia-Tunon (Chairperson), Gregory S. Babe, Joseph C. Bartolacci, and Terry L. Dunlap. The Committee did not meet in fiscal 2019.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of Mr. O’Brien, Mr. Garcia-Tunon and Mr. Quigley. None of the members of the Compensation Committee have ever been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Meeting Attendance

During fiscal 2019, all directors attended at least 75% of Board and respective Committee meetings.

Although the Company does not have a formal policy with regard to Board members attending the Annual Meeting of the Shareholders, it is customary for the Board members to do so, and in general all or most of the Board members have attended annual meetings in the recent past.

Compensation of Directors

Director compensation is determined and administered by the Corporate Governance Committee. In performing its duties, the Corporate Governance Committee consults with various independent third-party advisors. In fiscal 2019, the Corporate Governance Committee consulted with Pay Governance, LLC, an independent executive compensation consulting firm.

Under the Company’s 2019 Director Fee Plan, for fiscal 2019 each eligible non-employee director received an annual retainer valued at $85,000, which was payable either in cash or in shares of the Company’s common stock, as determined by the Corporate Governance Committee. If payable in cash, a director may elect to receive the annual retainer in shares of Company Common Stock or Common Stock credited to a deferred stock account as phantom stock. If the annual retainer is paid in shares of Company Common Stock, a director may defer the receipt of such Common Stock into a deferred stock account as phantom stock.

Each non-employee director is also eligible to receive an annual stock-based grant in the form of either non-statutory stock options, stock appreciation rights, restricted shares or restricted share units. The form and value of the awards are determined by the Corporate Governance Committee. The value of the annual grants awarded for fiscal 2019 was $125,000, issued in the form of restricted share units, which vest on the second anniversary of the date of the grant. At December 31, 2019, there were 150,000 shares available for future grant under the 2019 Director Fee Plan, including 23,037 restricted share units that have been granted under the 2019 Director Fee Plan.

The non-employee Chairman of the Board received an additional annual retainer fee of $100,000 in fiscal 2019, which was paid in cash. In fiscal 2019, each chairperson of a committee of the Board received an additional $10,000 retainer fee ($15,000 in the case of the Audit Committee chairperson) for their services as a committee chairperson. In fiscal 2019, the Special Committee did not meet and therefore its chairperson did not receive any additional retainer fee. Directors received no other fees in fiscal 2019.

The Company does not provide any retirement benefits or perquisites to any of its non-employee directors.

The following table summarizes the director compensation earned by the non-employee directors of the Company for fiscal 2019.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
J.D. Turner	$185,000	$125,000	$310,000
K.E. Dietze	95,000	125,000	220,000
T.L. Dunlap	85,000	125,000	210,000
A. Garcia-Tunon	100,000	125,000	225,000
M.K. O’Brien	95,000	125,000	220,000
D.W. Quigley, Jr.	85,000	125,000	210,000
J.R. Whitaker	95,000	125,000	220,000

(1)	Mr. Garcia-Tunon elected to receive fees of $100,000 in shares of the Company's Common Stock credited to a deferred share unit account as 2,632 phantom shares.

(2)
Amounts in this column reflect the grant date fair value of awards of restricted share units of the Company’s Common Stock granted during fiscal 2019 computed in accordance with Financial Accounting Standards Board ASC Topic 718; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation. There were no forfeitures of restricted awards by any of the directors during fiscal 2019. On March 14, 2019, each of the non-employee directors were awarded 3,291 restricted share units with a grant date fair value of $125,000.

Access to Directors

The security holders of the Company may communicate in writing to the Board of Directors by sending such communication to the Board or a particular director in care of Steven F. Nicola, Chief Financial Officer and Secretary, at the Company’s principle executive offices. At present, such communications will be directly forwarded to the Board or such particular director, as applicable.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominations for election to the Board of Directors may be made by the Corporate Governance Committee or by the shareholders.

Gregory S. Babe, Don W. Quigley, Jr., and David A. Schawk, whose terms of office are expiring, have been nominated by the Corporate Governance Committee to serve for three-year terms that will end in 2023.

Shareholder nominations for directors to be elected at the 2021 Annual Meeting must be submitted to the Company in writing no earlier than 120 days prior to the anniversary date of the 2020 Annual Meeting, or October 23, 2020, and no later than 75 days prior to the anniversary date of the 2020 Annual Meeting, or December 7, 2020. Such nominations must be in writing in accordance with Section 6.1 of the Company’s Restated Articles of Incorporation, and must include (1) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated; (2) a representation that the shareholder is a holder of record of Common Stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (5) the consent of each nominee to serve as a director of the Company if so elected. The Corporate Governance Committee and Board will consider any candidate for nominee as a director that is properly submitted by a shareholder in accordance with the Company’s Articles of Incorporation and Bylaws and does not maintain a policy with regard to such nominations distinct from such requirements. No such nominations have been received with respect to the 2020 Annual Meeting.

The Company’s process for filling director vacancies includes determination of the professional skills and background desired to serve the best interests and current needs of the Company and its shareholders, possible retention of a third-party search firm to assist in the identification and evaluation of director candidates, consideration of candidates nominated by shareholders (if any), evaluation of a candidate’s credentials and experience by the Nominating and Corporate Governance Committee (including personal interviews with selected candidates), and a formal recommendation by the Corporate Governance Committee to the Board of Directors regarding the candidate considered to be the most qualified to fill the director vacancy.

The Corporate Governance Committee assesses a candidate’s background, skills, diversity, personal characteristics and business experience and applies the following criteria and qualifications: candidates are to be of the highest ethical character, share the values of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company, be highly accomplished in their respective field, with superior credentials and recognition, and provide the relevant expertise and experience necessary to assist the Board and the Company to increase shareholder value. The Board may prioritize the foregoing criteria depending on the current needs of the Board and the Company. The Board does not have a formal diversity policy for selecting directors, but considers diversity of race, gender and national origin to be relevant factors that are weighed with other criteria in recommending and nominating directors for election to the Board of Directors of Matthews.

Under the Company’s Corporate Governance Guidelines, any director who experiences a change in principal occupation or primary business affiliation while serving as a director, must promptly offer to submit a letter of resignation as a director to the Chief Executive Officer and to the Corporate Governance Committee. The Board, with input from the Corporate Governance Committee and the Chief Executive Officer, will consider whether to accept such offer.
The Board of Directors has no reason to believe that any of the current nominees for director will become unavailable for election. However, if any nominee should become unavailable prior to the Annual Meeting, the accompanying proxy will be voted for the election in the nominee's place of such other person as the Board of Directors may recommend in the nominee’s place.
Only affirmative votes are counted in the election of directors. The nominees for election as directors of the Class of 2023 who receive the highest number of votes cast for the election of directors at the Annual Meeting by the holders of the Company’s common stock present in person or voting by proxy, a quorum being present, will be elected as directors. Abstentions, broker non-votes and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against the nominee.
The Board of Directors has implemented a director resignation policy under the Company’s Corporate Governance Guidelines. The director resignation policy requires each nominee to the Board of Directors, prior to any election of directors, to submit a conditional resignation to the Board of Directors in connection with such nominee’s nomination. In the event a nominee fails to receive the vote of at least a majority of the votes cast, the Corporate Governance Committee will make a recommendation to the Board whether to accept or reject the tendered conditional resignation. The Board of Directors must act on the tendered resignation, taking into account the Corporate Governance Committee’s recommendation, within ninety (90) days from the date of the certification of the election results. The Board shall promptly disclose its decision regarding the tendered resignation by furnishing a Current Report on Form 8-K to the SEC, including its rationale for accepting or rejecting the tendered resignation. In making their recommendation and decision, the Governance Committee and Board may consider the following factors or other information that it considers appropriate and relevant: (i) the stated reasons, if any, why shareholders withheld their votes; (ii) possible alternatives for curing the underlying cause of the withheld votes; (iii) the director’s qualifications in light of the overall composition of the Board; (iv) the director’s past and expected future contributions to the Company; (v) potential adverse consequences of accepting the resignation, including failure to comply with any applicable rule or regulation; and (vi) the best interests of the Company and its shareholders. If the Board accepts a director’s tendered resignation, the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board, pursuant to the Bylaws of the Company. If a director’s resignation is not accepted by the Board, such director will continue to serve in accordance with existing Company regulations. Any director whose tendered resignation is being considered shall not participate in the deliberations conducted by the Corporate Governance Committee or the Board.
The Board of Directors recommends that you vote FOR the election of the nominated directors.

The following information is furnished with respect to the persons nominated by the Board of Directors of the Company for election as directors and with respect to the continuing directors.

Nominees

Gregory S. Babe, age 62, has served on the Board of Directors since November 2010. Mr. Babe has served as the Company’s Chief Technology Officer since November 2015, and prior to that served as the Company’s Executive Vice President, Global Information Technology and Integration starting in November 2014. Mr. Babe also serves as President and Chief Executive Officer of Liquid X Printed Metals, Inc., a Carnegie Mellon University spin out. From July 2012 to June 2013, Mr. Babe served as Chief Executive Officer of Orbital Engineering, Inc., a privately held engineering services company. Mr. Babe retired as President and Chief Executive Officer of Bayer Corporation and Bayer MaterialScience LLC in June 2012. Mr. Babe was appointed President and Chief Executive Officer of Bayer Corporation and Senior Bayer Representative for the United States and Canada in October 2008. Mr. Babe was responsible for the North American activities of the worldwide Bayer Group, an international health care, nutrition and high-tech materials group based in Leverkusen, Germany. In addition, he held the position of President and Chief Executive Officer of Bayer MaterialScience LLC, a producer of polymers and high-performance plastics in North America, from July 2004 until June 2012. Mr. Babe is considered well-qualified to serve on the Company’s Board of Directors based on his experience as a Chief Executive Officer of a multinational manufacturing company. He possesses a strong background in manufacturing and regulatory and government affairs. Mr. Babe is a member of the Finance and Special Committees. He serves on the board of the Benedum Foundation, where he is a member of the investment committee. Mr. Babe holds a Bachelor of Science degree in mechanical engineering from West Virginia University.
Don W. Quigley, Jr., age 64, has served on the Board of Directors of the Company since September 2015. Mr. Quigley is currently a Senior Advisor for the Boston Consulting Group, a global management consulting firm. Mr. Quigley served as President of U.S. Sales of Mondelez International, Inc., a global provider of snack food and beverage products to consumers from 2012 until his retirement in March 2015. Prior thereto, he served as President, Global Consumer Sales of Kimberly-Clark Corporation from 2004 to 2012, and Vice President of Sales for PepsiCo from 1998 to 2004. Mr. Quigley’s experience and knowledge as a senior sales and marketing executive at consumer products companies is a valuable resource to the Company. Mr. Quigley is a member of the Compensation and Finance Committees. Mr. Quigley received a Bachelor of Science degree in Business from the Kelley School at Indiana University. He currently serves on the board of directors of Gold Eagle Company, a family-owned provider of automotive fluids and additives.
David A. Schawk, age 64, has served on the Board of Directors of the Company since the Company's acquisition of Schawk Inc. ("Schawk") on July 29, 2014. Effective November 1, 2019, Mr. Schawk retired from his role as Group President, SGK Brand Solutions and as an officer of the Company, which he held from July 2014. Mr. Schawk previously served as Schawk’s Chief Executive Officer since 1992, and Chief Executive Officer and President for more than five years prior thereto. He also served on the Schawk Board of Directors since 1992. Mr. Schawk is considered well-qualified to serve on the Company’s Board of Directors based on his experience as a Chief Executive Officer and director of a multinational brand development and brand management company.

Continuing Directors

Joseph C. Bartolacci, age 59, was appointed Chief Executive Officer of the Company in 2006, and has served on the Board of Directors since 2005. Prior to his appointment as Chief Executive Officer, he was President and Chief Operating Officer of the Company since 2005. Prior thereto, he held various positions within Matthews, including President, Casket Division; Executive Vice President of Matthews; President, Matthews Europe; President, Caggiati, S.p.A. (a wholly-owned subsidiary of Matthews) and General Counsel of Matthews. Mr. Bartolacci provides management’s perspective in Board decisions about the business and strategic direction of the Company. He has firsthand operating experience in many of the Company’s diverse global businesses and brings a well-developed understanding of the industries in which the Company operates, as well as the opportunities within those industries to drive shareholder value. Mr. Bartolacci received a Bachelor of Science degree in Accounting from Saint Vincent College and a Juris Doctor from the University of Pittsburgh. Mr. Bartolacci serves on the Special Committee of the Board. He also serves on the Company’s Pension Board, the Board of the Jas. H. Matthews & Co. Educational and Charitable Trust, and on the boards of various subsidiaries of Matthews. Other than the Company, Mr. Bartolacci serves on the board of Federated Investors, a global investment management company and publicly-traded company.

Katherine E. Dietze, age 62, has served on the Board of Directors of the Company since July 2008. Ms. Dietze was Global Chief Operating Officer, Investment Banking Division of Credit Suisse First Boston, a financial services company, until her retirement in 2005. She had also held the position of Managing Director, Investment Banking. Prior to joining Credit Suisse First Boston, Ms. Dietze was a Managing Director for Salomon Brothers Inc., a financial services company. Ms. Dietze brings a strong background in global investment and financial matters. With her background in investment banking, Ms. Dietze provides a unique and valuable perspective on global financial markets, investments and financial transactions. Ms. Dietze received a Bachelor of Arts degree from Brown University and graduated from Columbia University with a Masters in Business Administration in Finance and Marketing. Ms. Dietze serves as Chairperson of the Finance Committee and is a member of the Executive Committee. She is also a director and chairperson of the audit committee and a member of the governance committee of Cowen Group, Inc., a financial services firm. She previously served as chairperson of the audit committee and member of both the governance and compensation committees for LaBranche, LLC, a financial services firm purchased by the Cowen Group in June 2011. In January 2011, Ms. Dietze was elected to the board of trustees of Liberty Property Trust, a real estate investment trust, where she currently is a member of the audit committee and chairperson of the governance committee.

Terry L. Dunlap, age 60, has served on the Board of Directors since February 2015. Mr. Dunlap is serving as the Interim Chief Executive Officer and President of TimkenSteel Corporation, a specialty steel producer. He is also the principal of Sweetwater LLC, a consulting firm with a focus on manufacturing and technology. Prior thereto, Mr. Dunlap spent 31 years with Allegheny Technologies, where he served as Executive Vice President, Flat-Rolled Products from May 2011 until his retirement in December 2014, President, ATI Allegheny Ludlum from 2002 to 2014, and Group President, ATI Flat-Rolled Products from 2008 to May 2011. Mr. Dunlap’s experience and knowledge in the global manufacturing industry are valuable resources to the Company's Board. Mr. Dunlap received a Bachelor of Science degree in Marketing from Indiana University of Pennsylvania and attended the Loyola University of Chicago MBA program. Mr. Dunlap is a member of the Audit, Corporate Governance, and Special Committees of the Board. Mr. Dunlap serves on the board of directors of TimkenSteel Corporation, a specialty steel producer, and Ampco-Pittsburgh Corporation, a global producer of forged and cast engineered products. He also serves as the President of the Indiana University of Pennsylvania Foundation Board.

Alvaro Garcia-Tunon, age 67, has served on the Board of Directors since October 2009. Mr. Garcia-Tunon retired as the Chief Financial Officer of Wabtec Corporation, a provider of products and services for the global rail industry, effective January 1, 2014. He continued to work with Wabtec as a strategic advisor through December 2017. Mr. Garcia-Tunon was named Executive Vice President and Chief Financial Officer for Wabtec in February 2012. Prior to that, he was Executive Vice President, Chief Financial Officer and Secretary of Wabtec since December 2010. Prior thereto, he served as Senior Vice President, Chief Financial Officer and Secretary of Wabtec since 2003. Having served as the Chief Financial Officer of a public company with global operations, Mr. Garcia-Tunon has leadership skills in international business, corporate governance and risk management. As a Certified Public Accountant, he also provides the Board and the Audit Committee, of which he is a Chairman, the strong financial and accounting skills required to be considered a financial expert. Mr. Garcia-Tunon is also Chairman of the Special Committee and is a member of the Executive and Compensation Committees. Mr. Garcia-Tunon currently is serving on the board of directors and audit committee of Allison Transmission Holdings, Inc., a global provider of commercial-duty automatic transmissions and hybrid propulsion systems. Mr. Garcia-Tunon graduated from the College of William and Mary with a Juris Doctor degree and is a graduate of the University of Virginia with a Bachelor of Science degree in Commerce and Accounting.
Morgan K. O’Brien, age 59, has served on the Board of Directors of the Company since July 2011. Mr. O’Brien has served as the President and Chief Executive Officer of Peoples Natural Gas Company LLC, a utility serving the southwestern Pennsylvania market, since February 2010. Prior thereto, Mr. O’Brien served as President and Chief Executive Officer of Duquesne Light Holdings, an electric utility company serving western Pennsylvania, since 2001. He held various senior executive positions at Duquesne Light Holdings since 1991. Prior to joining Duquesne Light Holdings, Mr. O’Brien served in various management positions at PNC Bank and at major accounting firms. As a current Chief Executive Officer with more than 10 years experience in that role, Mr. O’Brien brings significant leadership skills to the Board of Directors. With his experience in the areas of accounting and taxation, he also provides the Board and the Audit Committee, of which he is a member, with strong financial skills. Mr. O’Brien is also Chairman of the Compensation Committee and is a member of the Executive Committee. Mr. O’Brien received a Bachelor’s degree in Business Administration and a Masters degree in taxation from Robert Morris University. Mr. O’Brien serves on the board of directors of Peoples Natural Gas Company LLC, HFF, Inc. and on the board of trustees of Robert Morris University. He also serves on the boards of several civic and charitable organizations in Western Pennsylvania.

John D. Turner, age 73, has served as a director of the Company since 1999. Mr. Turner retired as Chairman and Chief Executive Officer of Copperweld Corporation, a manufacturer of tubular and bimetallic wire products, in 2003, where he had served as Chief Executive Officer since 1988. Mr. Turner’s experience, knowledge and expertise as an executive in the metal manufacturing industry are valuable resources to the Company. During his tenure as a director, Mr. Turner has also served or participated on each of the committees of the Board, providing him with the experience and perspective of the Board’s decision making process in all areas of the Company’s operations. Mr. Turner also has experience as a director for several large public companies. Mr. Turner serves as Chairman of the Executive Committee of the Company. Mr. Turner received a Bachelor's Degree in Biology from Colgate University.

Jerry R. Whitaker, age 69, has served on the Board of Directors of the Company since July 2011. Mr. Whitaker was President of Electrical Sector-Americas, Eaton Corporation, a global manufacturer of highly engineered products, until his retirement in June 2011. Prior thereto, he served in various management positions at Eaton Corporation since 1994. Prior to joining Eaton Corporation, Mr. Whitaker spent 22 years with Westinghouse Electric Corporation. Mr. Whitaker’s experience and knowledge as an executive in global manufacturing industries and acquisition integration are valuable resources to the Company. Mr. Whitaker is the Chairman of the Corporate Governance Committee and a member of the Finance and Executive Committees of the Company. Mr. Whitaker received a Bachelor of Science degree from Syracuse University and a Masters in Business Administration from George Washington University. He currently serves as a director on the boards of Crescent Electric Company, an independent distributor of electrical hardware and supplies, where he is a member of the compensation committee, The Milliken Company, a privately-held diversified industrial company, where he is a member of the compensation committee and serves as chairman of the audit committee, and Sealed Air Corporation, a global leader in packaging, food safety and hygiene, where he serves as chairman of the Board of Directors. Mr. Whitaker also serves on the advisory board of the School of Engineering at Syracuse University.
The term for each nominee and director is listed below:

Nominees:	Term to expire at Annual Meeting of Shareholders in:

Gregory S. Babe	2023
Don W. Quigley, Jr.	2023
David A. Schawk	2023

Continuing Directors:

Joseph C. Bartolacci	2021
Katherine E. Dietze	2021
Morgan K. O’Brien	2021

Terry L. Dunlap	2022
Alvaro Garcia-Tunon	2022
John D. Turner	2022
Jerry R. Whitaker	2022

PROPOSAL 2

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company's Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the year ending September 30, 2020.

The Audit Committee has determined that it would be desirable as a matter of good corporate practice to request an expression of opinion from the shareholders on the appointment. Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote, a quorum being present. Abstentions and non-broker votes will have the effect of a vote cast “against” the proposal.

If the shareholders do not ratify the selection of Ernst & Young LLP, the selection of an alternative independent registered public accounting firm will be considered by the Audit Committee; provided, further, however, even if the shareholders do ratify the selection of Ernst & Young LLP, as requested in this Proxy Statement, the Audit Committee reserves the right, at any time, to re-designate and retain a different independent registered public accounting firm to audit the records of the Company for the year ending September 30, 2020.

It is not expected that any representative of Ernst & Young LLP will be present at the Annual Meeting of the Shareholders.

The Board of Directors recommends that you vote FOR Proposal 2.

PROPOSAL 3
ADVISORY (NON-BINDING) VOTE ON THE EXECUTIVE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
As described in the Compensation Discussion and Analysis in this Proxy Statement, and summarized in the “Executive Summary” thereto, the Compensation Committee of the Board has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders. The Company presents a proposal for an advisory (non-binding) vote on the executive compensation of the Company’s named executive officers on an annual basis. Accordingly, the Company is presenting the following proposal, which gives our shareholders the opportunity to endorse or not endorse our pay program for named executive officers by voting for or against the resolution set forth below. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"). Approval of the compensation paid to our named executive officers, as disclosed in this Proxy Statement, will be approved (on a non-binding basis) if the proposal receives the affirmative vote of at least a majority of the shares represented, in person or by proxy, at the meeting and entitled to vote, a quorum being present. Abstentions and broker non-votes will have the effect of a vote cast “against” the proposal. Because the vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and implementation of executive compensation programs.

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Proxy Statement set forth under the caption “Executive Compensation and Retirement Benefits.”
The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this Proxy Statement set forth under the caption “Executive Compensation and Retirement Benefits” of this Proxy Statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.
The Board of Directors recommends that you vote FOR Proposal 3.

STOCK OWNERSHIP

The Company's Articles of Incorporation divide its voting stock into three (3) classes: Preferred Stock, and Class A and Class B Common Stock. At the present time, no shares of Preferred Stock or Class B Common Stock are issued or outstanding. The following information is furnished with respect to persons who the Company believes, based on its records and filings made with the SEC, beneficially own five percent or more of the outstanding shares of Common Stock of the Company, and with respect to directors, officers and executive management. Those individuals with more than five percent of the Company's Common Stock could be deemed to be "control persons" of the Company.

This information presented is as of November 30, 2019, except as otherwise noted.

Name of Beneficial Owner (1)	Number of Class A Shares Beneficially Owned (1)(2)		Percent of Class	Deferred Stock Compensation Shares (11)
Directors, Officers and Executive Management:
J.C. Bartolacci	338,326	(3)	1.1	—
G.S. Babe	35,899	(3)	0.1	5,798
K.E. Dietze	24,477	(4)	0.1	—
T.L. Dunlap	8,729	(4)	*	—
B.J. Dunn	53,093	(3)	0.2	—
S.D. Gackenbach	86,939	(3)	0.2	—
A. Garcia-Tunon	24,759	(4)	0.1	11,112
S.F. Nicola	139,680	(3)	0.4	—
M.K. O’Brien	16,669	(4)	0.1	—
D.W. Quigley, Jr.	6,434	(4)	*	—
D.A. Schawk	204,315	(3)(5)	0.7	—
J.D. Turner	32,477	(4)	0.1	4,307
B.D. Walters	37,248	(3)	0.1	—
J.R. Whitaker	13,331	(4)	*	4,282
All directors, officers and executive management as a group (19 persons)	1,065,008	(6)	3.4	25,499
Others:
BlackRock, Inc. 55 East 52nd Street New York, NY 10005	4,717,879	(7)**	15.1
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355-2331	3,417,468	(8)**	10.9
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	2,945,322	(9)**	9.4
Dimensional Fund Advisors, L.P. 6300 Bee Cave Road Austin, TX 78746	1,896,880	(10)**	6.1
Clarkston Capital Partners, LLC. 91 West Long Lake Road Bloomfield Hills, MI 48304	1,566,502	**	5.0
* Less than 0.1%.
** Information as of September 30, 2019, derived from Schedule 13D or 13G filings filed by the beneficial owner.

(1)
Any shares that may be beneficially owned within 60 days of November 30, 2019 are included in beneficial ownership. Unless otherwise noted, the mailing address of each beneficial owner is the same as that of the Company.

(2)	To the best of the Company’s knowledge, the nature of the beneficial ownership for all shares is sole voting and investment power, except as otherwise noted in these footnotes.

(3)
Includes restricted shares with performance and time vesting provisions as follows: Mr. Bartolacci, 68,083 shares; Mr. Dunn, 6,800 shares; Mr. Gackenbach 10,350 shares; Mr. Nicola, 18,600 shares; and Mr. Walters, 9,500 shares.

(4)	Includes 2,301 restricted shares with time vesting provisions.

(5)
Includes 3,581 shares held in the David and Teryl Schawk Family Foundation over which Mr. Schawk has voting and investment control but no pecuniary interest; 35,548 shares held in the Teryl Alyson Schawk 1998 Trust; 51,514 shares held in trusts for the benefit of Mr. Schawk’s children for which Mr. Schawk or his spouse serves as trustee; 107,451 shares held in the David A. Schawk 1998 Trust for which Mr. Schawk serves as trustee with voting and investment power over such shares; 77,395 shares held in trust for the benefit of Mr. Schawk’s niece for which Mr. Schawk serves as custodian with voting and investment power but no pecuniary interest; and 97 shares held as custodian.

(6)	Includes 87,137 restricted shares with time vesting provisions and 73,959 restricted shares with performance vesting provisions.

(7)
Pursuant to that certain Amendment No. 9 to Schedule 13G filed January 31, 2019 by BlackRock, Inc., as parent holding company or control person for certain of its subsidiaries (collectively, the “BlackRock Entities”), the BlackRock Entities have (i) sole voting power with respect to 4,613,250 shares of Class A Common Stock and (ii) sole dispositive power with respect to 4,688,448 shares of Class A Common Stock

(8)
Pursuant to that certain Amendment No. 8 to Schedule 13G filed February 11, 2019 by The Vanguard Group, Inc., as beneficial owner and parent holding company or control person for certain of its subsidiaries (collectively, the “Vanguard Entities”), the Vanguard Entities have (i) sole voting power with respect to 30,949 shares of Class A Common Stock, (ii) shared voting power with respect to 4,746 shares of Class A Common Stock, (iii) sole dispositive power with respect to 3,412,072 shares of Class A Common Stock, and (iv) shared dispositive power with respect to 32,385 shares of Class A Common Stock.

(9)
Pursuant to that certain Amendment No. 6 to Schedule 13G filed January 18, 2019 by Franklin Resources, Inc. ("Franklin Resources"), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. ("Franklin Advisers") to the effect that (a) each (directly or indirectly) has dispositive and voting power over these shares to the extent disclosed therein and (b) these shares are held by investment companies or other managed accounts that are advised by subsidiaries of Franklin Resources pursuant to investment management contracts which grant to such subsidiaries all investment and voting power over these shares. Pursuant to the such Schedule 13G, Franklin Advisers has sole voting and dispositive power with respect to these shares of Class A Common Stock.

(10)
Pursuant to that certain Schedule 13G filed February 8, 2019 by Dimensional Fund Advisors LP (“Dimensional”), Dimensional has (i) sole voting power with respect to 1,686,824 shares of Class A Common Stock and (ii) sole dispositive power with respect to 1,737,395 shares of Class A Common Stock.  Such Schedule 13G indicates that Dimensional, acts as an investment adviser to four registered investment companies, and as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively, the “Dimensional Funds”), and in certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Dimensional Funds. Such Schedule 13G indicates that in its role as investment advisor, sub-adviser and/or manager, neither Dimensional or its subsidiaries possess voting and/or investment power over the shares of Class A Common Stock owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of Class A Common Stock held by the Dimensional Funds. Such Schedule 13G indicates that all shares of Class A Common Stock reported on such Schedule 13G are owned by the Dimensional Funds.

(11)
Represents shares of Common Stock held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plan. See “General Information Regarding Corporate Governance--Compensation of Directors” of this Proxy Statement.

Stock Ownership Guidelines

The Company has established guidelines for stock ownership by management, which are intended to promote the alignment of the interests of management with the Company’s shareholders. As more fully described under “Compensation Discussion and Analysis” of this Proxy Statement, the guidelines provide for ownership by management of shares of the Company’s Common Stock with a minimum market value ranging up to six times base salary depending upon the individual’s position with the Company. Individuals are expected to achieve compliance with these guidelines within a reasonable period of time after appointment to their respective positions.

For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Employee Stock Purchase Plan and time-vesting restricted share units or shares), but does not include outstanding stock options or unvested performance-based restricted share units or shares. Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position. The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock or restricted share units must be retained until the ownership guideline is met. Compliance with these ownership guidelines is one of the factors considered by the Compensation Committee in determining eligibility for participation in the Company’s equity compensation programs. As of November 30, 2019, all of the Named Executive Officers had exceeded the Company’s stock ownership guidelines.

The Company has also adopted guidelines for stock ownership by non-employee directors, which require that each director maintain ownership of shares of the Company’s Common Stock (either directly, through restricted shares or restricted share units issued under the Company’s Director Fee Plan or through shares held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plan) with a market value approximating five times the current annual retainer ($85,000). Directors are expected to achieve compliance with these guidelines within a reasonable period of time after becoming a director. As of November 30, 2019, all of the directors had met or exceeded the Company’s stock ownership guidelines or are within the reasonable time period for compliance.

EXECUTIVE COMPENSATION AND RETIREMENT BENEFITS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company’s management. Based upon such review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2020 Proxy Statement, and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended September 30, 2019.

Submitted by:

The Compensation Committee of the Board of
Directors of Matthews International Corporation

M.K. O’Brien, Chairperson
A. Garcia-Tunon
D.W. Quigley, Jr.

Compensation Discussion and Analysis

Matthews International Corporation’s Named Executive Officers in Fiscal 2019

Joseph C. Bartolacci	President & Chief Executive Officer
Brian J. Dunn	Executive Vice President, Strategy & Corporate Development
Steven D. Gackenbach	Group President, Memorialization
Steven F. Nicola	Chief Financial Officer & Secretary
Brian D. Walters	Senior Vice President and General Counsel

The Company's executive compensation policies are administered by the Compensation Committee of the Board of Directors. The Compensation Committee consists of three independent directors: Mr. O’Brien (Chairperson), Mr. Garcia-Tunon, and Mr. Quigley. Compensation for the Company's CEO, Chief Financial Officer, and the three other most highly compensated executives is presented in the Summary Compensation Table.

Executive Summary

Compensation Philosophy and Objectives

Continuous improvement in operating results and the creation of shareholder value are key elements of the compensation philosophy of Matthews. This philosophy serves as the framework for the Company’s executive compensation program. Our program is designed to provide incentive arrangements that reward executives for improvement in the Company’s operating results and appreciation in our stock value.

To underscore the importance of “pay-for-performance” in our compensation philosophy and our Company’s culture, our Compensation Committee (referred to throughout this section as the Committee) has developed incentive arrangements based on rigorous performance standards. Our annual incentive compensation plan rewards executives for the adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization ("EBITDA") and economic value added targets. For purposes of our annual incentive plan, “economic value added” is the measure of adjusted EBITDA compared to the cost of the capital utilized to generate this adjusted EBITDA. Our long-term incentive plan rewards for the achievement of earnings per share targets and return on invested capital (ROIC).

The principal objectives of the Company’s executive compensation program for the Company’s named executive officers ("NEOs") and other executive officers, are to:

•	Attract, retain and motivate highly-qualified executives;

•	Reward continuous improvement in operating results and the creation of shareholder value; and

•	Align the interests of the Company’s executives with our shareholders.

The Company seeks to accomplish these objectives by maintaining a compensation philosophy that emphasizes rigorous performance-based programs. The foundation of its philosophy is to:

•	Emphasize rigorous performance-based compensation elements in our pay mix while providing total compensation opportunities commensurate with market levels;

•	Provide retirement and health benefits that are competitive with market levels; and

•	De-emphasize the use of perquisites except for business purposes.

Fiscal year 2019 reflected the first year of our new compensation philosophy that targets the market median for all elements of compensation.

Response to 2019 Say on Pay Vote and Investor Engagement Efforts

In response to lower shareholder support (approximately 69%) at our 2018 annual meeting, the Committee adopted significant changes (outlined in the table below) to our executive compensation program design effective beginning in fiscal 2019. As a result, at the annual meeting held in February 2019, approximately 90% of votes cast were in support of the compensation of our NEOs. Given this increased level of support, the Committee is satisfied that the changes made more appropriately link our executive compensation to the performance of the Company and better reflect contemporary practices.

In addition, our shareholder outreach efforts continued in 2019 as we contacted the Company's largest shareholders representing in aggregate over 60% of the Company's outstanding shares. The Committee evaluated the responses from these efforts and deemed that the current executive compensation design aligns with the expectations of our shareholders. Therefore, based on the results of our latest Say-on-Pay vote and feedback from investors, the Committee maintained its newly-adopted changes to the core executive compensation design. A summary of the program changes that became effective for fiscal 2019 are included in the table below.

Compensation Program Changes Approved Beginning Fiscal Year 2019
Changed from…	Changed to…	Rationale for Change
Compensation Philosophy that targets long-term incentive (LTI) compensation at levels modestly above the market median	Compensation Philosophy that targets the market median for all elements of pay, including awards under our LTI plan	- Aligns with competitive market - Supports transition to new LTI plan
Long-term incentives consisting of restricted stock with 50% vesting based on achieving performance targets and 50% vesting on continued employment	For November 2019 awards, long-term incentives with a 65% weighting assigned to performance share units (PSUs) and 35% assigned to time vesting restricted share units	- Heavier weighting assigned to PSUs provides a stronger incentive to achieve long-term strategic goals
Performance-based restricted stock vesting based on achieving annual performance goals over three years	PSUs earned based on achieving performance goals at the end of a cumulative three-year performance period	- Strengthens the long-term orientation of the incentive
Performance-based restricted stock based on annual EPS goals and stock price hurdles	PSUs earned based on EPS and Return on Invested Capital (ROIC) metrics	-EPS remains a key indicator of profitability and driver of shareholder value - ROIC ensures the appropriate use of investors’ capital
Performance-based restricted stock payout limited to number of shares granted - one-third vests upon achieving annual EPS goals or three levels of stock price hurdles	PSUs vest in a range of 50% of target for achieving threshold performance to 200% of target for achieving performance at the high end of the range determined by the Committee	- Adopt contemporary PSU performance/payout design - High-end level goals represent stretch performance
Upon a Change in Control, unvested equity awards accelerate (“single trigger”)	Upon a Change in Control, unvested or unearned equity awards accelerate upon involuntary or good reason termination (“double trigger”)	- Adopt a contemporary approach to equity acceleration - Prevent windfall in the event executive is not terminated

Beginning in fiscal 2019, the minimum vesting period, in general, for all restricted share units (time and performance) is three years. Previously, the minimum vesting period for performance-based restricted shares was one year. In addition, as noted in the above table, the Company adopted during fiscal 2019 a contemporary change-in-control policy which requires a “double trigger” for vesting acceleration. The change-in-control agreements provide for cash severance equal to two times the executive’s base salary and target bonus in the event of a change in control of the Company and involuntary termination of the executive.

Executive Compensation Governance Practices

The following executive compensation practices and policies have been adopted by the Compensation Committee to ensure sound corporate governance and alignment of the interests of executives and the Company’s shareholders. Many of these policies and practices have been adopted to discourage excessive risk-taking by our executive team.

What We Do:

✓	Designate a non-executive board chair to provide effective independent board leadership and oversight of management
✓	Review risks associated with our compensation arrangements and adopt mitigating features, practices, and policies
✓	Engage in a rigorous CEO performance evaluation process
✓
Employ shareholder-value creating metrics and challenging targets such as adjusted EBITDA and economic value added in our annual incentive plan, and earnings per share and, return on invested capital within our long-term incentive plan

✓	Cap annual and long-term incentive payouts
✓	Maintain significant stock ownership guidelines for both executives and directors
✓	Require both a qualified change in control and termination of employment (“Double Trigger”) in order to receive cash severance benefits and for unvested equity awards to accelerate
✓	Maintain a “clawback” policy that provides for the recoupment of incentive awards under certain conditions in the event of a financial restatement
✓	Retain an independent compensation consultant who regularly provides advise to the compensation committee on matters pertaining to executive compensation

What We Don’t Do:

✗	Enter into individual employment contracts with our executives, except in an instance where an agreement is assumed as part of an acquisition
✗	Allow hedging or pledging of the Company's common stock
✗	Provide excise tax gross-ups related to change in control terminations
✗	Allow repricing or exchanging of stock options or other equity awards without shareholder approval
✗	Provide excessive perquisites and tax gross-up perquisites

Executive Compensation Elements for Fiscal 2019

Our executive compensation program is comprised of the following three key elements. Each is designed to meet the objectives of our executive compensation program as established by the Committee:

Compensation Element	Form and Key Characteristics	Description and Performance Metrics
Base Salary	- Fixed cash component - Reviewed annually and adjusted as appropriate	- Positioned competitively to attract and retain executive talent - Considers scope and complexity of the role as well as individual performance and experience
Annual Incentive Compensation	- Variable cash compensation component - Performance-based opportunity
- Executives other than SGK Brand Solutions:
- 50% weighting assigned to Net Income (corporate executives) or adjusted EBITDA (business unit executives)
- 50% weighting assigned to economic value added (improvement in adjusted EBITDA greater than the cost of the capital utilized to generate this adjusted EBITDA)
- SGK Brand Solutions executives: 100% weighting assigned to adjusted EBITDA

Long-Term Incentive Compensation	- Variable equity-based compensation component - 60% performance share units (increased to 65% for fiscal 2020 awards) - 40% time vesting restricted stock units (reduced to 35% for fiscal 2020 awards)
- Performance shares earned at the end of the three-year performance period:
- Upon the attainment of non-GAAP annual earnings per share
- Upon the attainment of ROIC Goals
- Time vesting shares vest 100% on the third anniversary of the grant

CEO Compensation Decisions for Fiscal 2019

The Compensation Committee approved the following compensation changes based on an evaluation of factors including: overall company and business unit performance, performance against pre-established personal objectives and goals, execution of business strategy, and consideration of the competitive market.

•	Base Salary: Mr. Bartolacci’s base salary for 2019 was increased 2% to approximate the market median. The Committee rated his fiscal 2018 performance as Commendable.

•
Annual Incentive Compensation Our fiscal 2019 actual performance fell below the threshold performance goals for both consolidated net income and economic value added. Therefore, Mr. Bartolacci did not earn a cash bonus for fiscal 2019.

•
Long-Term Incentive Compensation: Mr. Bartolacci received an annual equity award for fiscal year 2019 equal to $2,874,161, a decrease of $604,761 or 17.4% when compared to his grant of $3,478,922 the previous year.

The table below illustrates Mr. Bartolacci’s compensation over the past three fiscal years as defined by base salary, actual annual incentive earned, and the grant value of long-term incentives. These amount as presented are equal to those contained in the Summary Compensation Table of this proxy statement. The decrease in our CEO’s compensation aligns with the decreases in both our financial and stock performance.

While Mr. Bartolacci’s Change in Pension Value shown in the Summary Compensation Table increased from $1,129,826 for fiscal 2018 to $3,008,481 in fiscal 2019, the increase was primarily due to a reduction in the discount rate assumption from 4.18% to 3.06%.

As further emphasis on the Committee’s philosophy to align long-term incentive compensation with the Company’s performance, the actual realized portion of the performance-based long-term incentive compensation awards that were granted over the past five years for the Company's CEO was 57.1% (see table on page 29).

Further, the annual equity awards to the Company’s executive management (including Mr. Bartolacci) were reduced by approximately 15% compared to the previous year as a result of the implementation of our new compensation philosophy of targeting the market median.

Fiscal 2019 Target Compensation Mix

The pie charts below show the mix of target compensation provided to our CEO and other NEOs in fiscal 2019. Variable, at-risk compensation accounted for 81% of our CEO’s target compensation and 64% of our other NEOs compensation on average.
Compensation Committee Administration

The principal function of the Compensation Committee is to review the Company’s compensation and benefit programs, including executive compensation and benefits, to ensure that total compensation is appropriate, competitive and consistent with the Company’s compensation philosophy. In performing its duties, the Compensation Committee consults with the Company’s CEO, the Company’s Senior Vice President, Human Resources and various independent external advisors. In fiscal 2019, the Compensation Committee consulted principally with Pay Governance, LLC, an independent executive compensation consulting firm. Pay Governance, LLC does not perform any other services for the Company and reports directly to the Compensation Committee. The Compensation Committee has full authority to retain external advisors, consultants and agents, as necessary, in the fulfillment of its responsibilities. The Compensation Committee reviews the performance and the fees of the independent consultant each year and determines whether to retain such consultant for the upcoming year.

Among its other duties, the Compensation Committee has responsibility for setting executive base salary levels and administering the terms and policies of the following key executive benefit plans:

•	2015 Incentive Compensation Plan;

•	2017 Equity Incentive Plan;

•	Supplemental Retirement Plan ("SERP"); and

•	Officers Retirement Restoration Plan ("ORRP").

In general, the Compensation Committee’s desire to align the Company's executive compensation program with market levels drives the allocation between short-term and long-term compensation, as well as cash and equity components. The Compensation Committee believes that the level of compensation provided to an executive should be based on success against pre-established performance goals that drive the creation of shareholder value. To achieve this objective, the Company has built its current annual cash incentive plan based on achievement of adjusted EBITDA and economic value added targets. For the long-term plan, the Compensation Committee provided equity awards in fiscal 2019 (November 2018) with vesting provisions dependent on time (40%) and the achievement of earnings per share (30%) and return on invested capital (30%) targets. For fiscal 2020 (November 2019), the Compensation Committee reduced the vesting provisions dependent on time to 35% and increased the vesting provisions for the achievement of earnings per share and return on invested capital targets to 32.5% each to provide a stronger incentive to achieve long-term strategic goals. The Company has no formal policy regarding the allocation of variable and fixed compensation for its NEOs.

The Compensation Committee has considered whether its executive compensation program promotes risk taking at levels that are unacceptable to the Company. The Compensation Committee considered the following factors related to risk:

•	Compensation philosophy that targets salaries and incentives at the market median;

•	Annual incentive design that caps maximum awards for the achievement of adjusted EBITDA and economic value added targets reflective of the Company’s business plan;

•	Long-term incentives with performance and time-based vesting criteria;

•	Stock ownership guidelines; and

•	Incentive compensation recoupment policy.

The Compensation Committee believes that the above factors as well as the overall executive compensation design, policies and mix of compensation serve to manage risk in a manner that is acceptable to the Company and its shareholders.

The Compensation Committee makes decisions regarding executive compensation with input from its independent consultant. When making decisions regarding compensation for the CEO, the Compensation Committee has a process in which it considers comparative market data provided by its independent consultant and the CEO’s performance assessment prepared by the Company’s Board of Directors. When making decisions regarding compensation for executives other than the CEO, the Compensation Committee considers comparative market data and seeks input and evaluates recommendations from the CEO. In order to obtain comparative market data for evaluating executive compensation, the Company, through its independent consultant, utilizes compensation data published by Willis Towers Watson. The Company targets industrial and manufacturing companies of similar size, complexity, employment region and performance in developing this set of comparative data. Because data sample sizes for these types of companies may not be sufficient, the Company supplements such data with broader and more general industry data to develop its market data.

In evaluating compensation for fiscal 2019, the Compensation Committee’s independent consultant developed a group of peer companies to make assessments of market compensation and to determine the alignment of compensation earned relative to Company and peer performance. The peer group targeted industrial/manufacturing companies of similar size, complexity, employment region and performance. The peer group of companies used in evaluating compensation (“Peer Group”) for 2019 was:

Actuant Corporation	Barnes Group Inc.	Deluxe Corp.
Graco Inc.	Hillenbrand Industries	ICF International, Inc.
IDEX Corporation	John Wiley & Sons, Inc.	Kaman Corporation
MDC Partners, Inc.	Meredith Corporation	Minerals Technologies Inc.
MSA Safety Incorporated	Moog, Inc.	Schweitzer-Mauduit Intl.
Service Corp. International	Standex International Corp.	Teledyne Technologies, Inc.
Viad Corporation	Woodward, Inc.

For calendar 2020, the Compensation Committee removed IDEX Corporation (size) and Actuant Corporation (acquisition) from the Company’s peer group and added EnPro (ISS-identified peer), Innerworkings (similar industry), and TriMas (stock price correlation).

The Compensation Committee does not consider amounts from prior performance-based compensation, such as prior bonus awards or realized or unrealized equity compensation gains, in its decisions to increase or decrease compensation in the current year. The Compensation Committee believes that this would not be in the best interest of retaining and motivating the executive.

Pay-for-Performance Alignment

The Compensation Committee believes there are different ways of assessing whether compensation paid to executives aligns with the performance of the Company. For the Compensation Committee’s consideration in understanding the Company’s pay-for-performance alignment, the Compensation Committee’s compensation consultant examined the relationship of the Company's CEO’s realizable compensation and the Company’s performance relative to the CEO compensation and performance of the Peer Group. Performance was defined as the relative ranking of the following four performance metrics:

•	Net sales growth;

•	Return on invested capital;

•	Growth in earnings before interest, taxes, depreciation and amortization (EBITDA); and

•	Total shareholder return (stock price appreciation plus dividends).

The consultant evaluated each performance metric independently relative to the Peer Group for the three-year period 2016 through 2018, and the five-year period 2014 through 2018. The relative ranking of each performance metric was averaged to form a composite ranking. The Company’s relative composite performance ranking was aligned with the Peer Group as follows:

•	2016 through 2018: 30th percentile

•	2014 through 2018: 53rd percentile

For the three-year period 2016 through 2018, the CEO’s three-year realizable compensation relative to the Peer Group ranked at the 50th percentile while the Company’s performance composite ranked at the 30th percentile of the Peer Group. Realizable compensation includes base salary, actual bonuses paid, the intrinsic value of equity awards at the fiscal year-end 2018 stock price and performance shares earned or expected to be earned.

For the five-year period 2014 through 2018, the CEO’s five-year realizable compensation relative to Peer Group ranked at the 47th percentile while the Company’s performance composite ranked at the 53rd percentile of the Peer Group.
The Compensation Committee evaluated this information and concluded that the Company’s relative performance was aligned with the relative realizable value of compensation paid to the CEO on a three-year and five-year basis.

As further emphasis on the Compensation Committee’s philosophy to align long-term incentive compensation with the Company’s performance, below is a table which reflects, as of September 30, 2019, the actual realized portion of the performance-based long-term incentive compensation awards that were granted over the past five years for the Company's CEO:

Grant	Performance Measure	Grant Value	Grant Date Stock Price	Vesting Thresholds			Percent of Shares Earned	Forfeiture Date
2015	Non-GAAP EPS	$499,200	$46.080	$2.88	$3.11	$3.36	100.0%	2018
2015	Stock Price	591,012	46.080	48.39	53.00	57.60	100.0%	2020
2016	Non-GAAP EPS	850,403	57.500	3.25	3.51	3.79	100.0%	2019
2016	Stock Price	790,585	57.500	60.38	66.13	71.88	100.0%	2021
2017	Non-GAAP EPS	985,295	66.610	3.65	3.94	4.26	66.7%	2020
2017	Stock Price	912,594	66.610	69.91	76.61	83.27	66.7%	2022
2018	Non-GAAP EPS	802,265	57.050	3.89	4.20	4.54	33.3%	2021
2018	Stock Price	751,220	57.050	59.91	65.61	71.32	33.3%	2023
2019	Non-GAAP EPS	862,248	42.205	3.89	4.20	4.54	—%	2022
2019	ROIC	862,248	42.205	12%	14%	16%	—%	2022
	Total						57.1%

Base Salaries

The Compensation Committee determines and approves the base salaries of the Company’s executives, including the CEO, and considers recommendations from the CEO with respect to the other executives. The Compensation Committee employs the same principles that are applied in developing the base salaries of all employees. Base salary ranges are determined for each executive position based on their level, responsibilities and complexity using the 50th percentile survey data for similar positions at comparable companies. A base salary market median amount is determined for each position based on this competitive data and ranges are established to provide that the Company’s salary levels are managed between 80% and 120% of such market median.

In determining base salary adjustments for each executive, the Compensation Committee considers the individual’s performance evaluation, the level of responsibility for the position, an individual’s current base salary in relation to market median and industry competition for executive talent. As discussed earlier, the Compensation Committee’s philosophy is to target fixed base salaries at the median of market levels. On this basis, base salaries were increased for calendar 2019 as follows:

NEO	Percent Increase
Mr. Bartolacci	2.0%
Mr. Dunn	2.0%
Mr. Gackenbach	2.0%
Mr. Nicola	2.0%
Mr. Walters	2.0%

As a result of these adjustments, the calendar 2019 base salaries of each NEO approximated market median.

Executives are also subject to an annual individual performance evaluation. The evaluations are designed to rate each executive on various criteria, both objective and subjective, including the areas of leadership, technical expertise, initiative, judgment and personal development. An overall rating is assessed to each individual from these evaluations and is an important element in determining annual adjustments to base salaries. The rating levels include: Distinguished (highest rating), Commendable, Competent, Adequate and Provisional (lowest rating). The Compensation Committee conducts an evaluation of the CEO’s performance and the CEO conducts an evaluation of each executive officer’s performance. Each of the NEOs was rated at either the Commendable or Distinguished levels.

Annual Incentive Compensation

The Company’s 2015 Incentive Compensation Plan (the “2015 Incentive Plan”) covers the annual incentive compensation to be paid to key managers of the Company, including the NEOs. The 2015 Incentive Plan provides an incentive arrangement based on the achievement of annual goals reflective of the Company’s business plan. The objective of the program is to promote the Company’s goal of increasing shareholder value. The Company believes that two of the key elements in the creation of shareholder value are:

•	growth in adjusted EBITDA; and

•	improvement in adjusted EBITDA greater than the cost of the capital utilized to generate this adjusted EBITDA (referred to as “economic value added”).

Accordingly, the 2015 Incentive Plan was designed to motivate management to achieve levels of adjusted EBITDA and economic value added reflective of the Company’s business plan.

Designated managers within each of the Company’s business segments participate in the incentive program for their respective business unit. Incentive compensation for these participants (except the SGK Brand Solutions segment) is calculated based on the achievement of adjusted EBITDA and economic value added targets established for their individual business unit. Economic value added for business units is defined as the unit’s adjusted EBITDA less its cost of capital (cost of capital is determined based on a pre-tax rate of 14% multiplied by net controllable assets, which is estimated to be the Company’s weighted average pre-tax cost of capital). Incentive compensation for SGK Brand Solutions participants is calculated based on the achievement of adjusted EBITDA targets established for this business unit.

Incentive compensation for corporate executives is calculated based on the achievement of pre-established targets for net income and economic value added performance of the Company on a consolidated basis. Corporate economic value added is defined as the Company’s net income less its after-tax cost of capital (with cost of capital based on an after-tax rate of 8%, which is estimated to approximate the Company’s weighted average after-tax cost of capital).

Adjusted EBITDA, net income and economic value added targets are established at the beginning of the fiscal year by the Committee. In determining these targets for fiscal 2019, the Committee considered the long-term growth objectives of the Company; fiscal 2019 operating budgets approved by the Company’s Board of Directors; and current economic, industry and competitive market conditions. Fiscal 2019 performance targets established for the respective business units of the NEO’s were as follows:

Corporate (Mr. Bartolacci, Mr. Nicola and Mr. Walters)

	Net Income	Economic Value Added	Relative Incentive %
Target	$88,700	$17,052	100%
Minimum	70,960	8,526	50%
Maximum	106,440	25,578	200%

Industrial Technologies / Environmental Solutions (Mr. Dunn)

	Adjusted EBITDA	Economic Value Added	Relative Incentive %
Target	$42,962	$12,700	100%
Minimum	34,370	3,433	50%
Maximum	51,554	21,968	200%

Memorialization (excluding Environmental Solutions) (Mr. Gackenbach)

	Adjusted EBITDA	Economic Value Added	Relative Incentive %
Target	$140,661	$44,936	100%
Minimum	112,529	22,468	50%
Maximum	168,793	67,404	200%

Corporate amounts were based on consolidated net income and economic value added of the Company. The consolidated net income target for fiscal 2019 was $88.7 million, compared to actual fiscal 2018 net income of $107.9 million. Fiscal 2018 net income reflected a tax benefit of approximately $26.0 million related to the impact of the 2017 Federal tax changes which would not recur in fiscal 2019. Industrial Technologies / Environmental Solutions amounts were based on the combined adjusted EBITDA and economic value added for these businesses. The fiscal 2019 performance targets for Memorialization and Industrial Technologies / Environmental Solutions required growth over actual fiscal 2018 results to achieve target payout.

The attainment of target performance levels results in an earned incentive equivalent to the participant’s target incentive amount (discussed below). No incentive amounts are earned for operating results that do not achieve the defined minimum performance levels. Incentive amounts cannot exceed the defined maximum percentage of the participant’s target incentive amount. Earned incentive percentages are interpolated within the ranges.

For the NEOs for fiscal 2019, one-half of the participant’s incentive compensation opportunity was based on the achievement of adjusted EBITDA targets (net income in the case of Corporate participants), with the remaining portion based on the achievement of economic value added targets. To better align business unit performance with the Company’s consolidated objectives, 25% of the incentive compensation opportunities for Mr. Gackenbach and Mr. Dunn were based on the achievement of the Company’s consolidated results.

The target incentive amount is expressed as a percentage of the participant’s base salary and based upon the executive’s position and the industry recommended percentage target for the position as provided to the Company by Pay Governance, LLC. Target, minimum and maximum incentive award opportunities for the CEO and other NEOs are included in the table below.

Named Executive Officer	Target Incentive Award as a Percent of Base Salary	Minimum Incentive Award as a Percent of Base Salary	Maximum Incentive Award as a Percent of Base Salary
J.C. Bartolacci	100%	50%	200%
B.J. Dunn	55%	27.5%	110%
S.D. Gackenbach	55%	27.5%	110%
S.F. Nicola	70%	35%	140%
B.D. Walters	50%	25%	100%

Actual results for fiscal 2019 compared to target levels were as follows. Adjusted EBITDA amounts reflect the following adjustments as pre-approved by the Committee: acquisition-related costs, restructuring costs, asset impairments, ERP implementation costs, and certain other non-GAAP adjustments as presented in the Company’s quarterly and annual earnings reports.

Corporate

	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Net income	$63,716	$88,700	—%	50%	—%
Economic value added	(2,275)	17,052	—%	50%	—%
Total					—%

Industrial Technologies / Environmental Solutions

	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Adjusted EBITDA	$29,465	$42,962	—%	50%	—%
Economic value added	(1,833)	12,700	—%	50%	—%
Total					—%

Memorialization

	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Adjusted EBITDA	$128,768	$140,661	58%	50%	29%
Economic value added	33,275	44,936	48%	50%	24%
Total					53%

Based on actual results, the calculation of the earned incentive amounts were as follows:

Named Executive Officer	Base Salary	Target Incentive	Target Incentive Amount	Earned Incentive	Earned Incentive Amount
J.C. Bartolacci	$902,700	100%	$902,700	—%	$—
B.J. Dunn	418,000	55%	229,900	—%	—
S.D. Gackenbach	419,000	55%	230,450	53%	91,448
S.F. Nicola	535,500	70%	374,850	—%	—
B.D. Walters	378,500	50%	189,250	—%	—
Note: 25% of the target incentive amounts for Mr. Gackenbach and Mr. Dunn were based on the achievement of the Corporate results.

Incentive amounts are subject to reduction at the discretion of the Compensation Committee based on the performance of the NEO relative to pre-established, quantifiable personal goals. Each incentive compensation plan participant develops personal goals, which are subject to review and approval by the business unit President or CEO, as appropriate. The personal goals of the CEO are reviewed and approved by the Compensation Committee. The Compensation Committee may use discretion to decrease calculated awards based on the participant’s performance relative to the quantifiable individual goals. No such adjustments were made in fiscal 2019.

Long-Term Incentive Compensation

Long-term incentive compensation for fiscal 2019 was provided to key managers and executives under the Company’s 2017 Equity Incentive Plan (the “2017 Equity Plan”). The 2017 Equity Plan is an equity compensation plan designed to directly align the interests of employees with the Company’s shareholders. The plan is intended to encourage eligible employees to increase their efforts to make the Company more successful, to provide an additional inducement for such employees to remain with the Company, to reward such employees by providing an opportunity to acquire shares of the Company’s common stock on favorable terms and to provide a means through which the Company may attract able persons to enter the employ of the Company. The eligible employees are those employees of the Company or any subsidiary who share responsibility for the management, growth or protection of the business of the Company.

Under the 2017 Equity Plan, equity grants can be made in the form of:

•	Stock options;

•	Restricted share awards;

•	Restricted share units (including performance-based share units);

•	Stock appreciation rights; and

•	Other stock-based awards.

Prior to November 2018, the Company generally issued restricted shares with time and performance-vesting provisions. Beginning in November 2018 (fiscal 2019), the awards were in the form of restricted share units with time and performance vesting provisions.

The Compensation Committee believes that the use of stock-based compensation provides a strong link in aligning the interests of management with the Company’s shareholders by incentivizing shareholder value creation. In keeping with the Compensation Committee’s philosophy of providing performance-based incentives, the restricted share units awarded in November 2018 generally contained performance-vesting provisions for 60% of the units granted. Further, in order to enhance the Company’s retention objectives, the remaining 40% of the units granted contain a time-vesting feature in which such units vest three years from the grant date subject to continued employment of the executive by the Company.

For the November 2018 grant, the Company established the following two criteria for the performance-vesting units, to be measured three years following the grant of the award:

•
One-half (50%) of the performance-vesting units (i.e., 30% of the overall award) are based upon the attainment of compounded annual growth in non-GAAP annual earnings per share of 6%, 3%, and 11%, respectively, to earn 100%, 50% and 200% of the award; and

•
One-half (50%) of the performance-vesting units (i.e., 30% of the overall award) are based upon the attainment of return on invested capital of 14%, 12%, and 16%, respectively, to earn 100%, 50% and 200% of the award. For this measurement, return on invested capital is determined based on consolidated adjusted EBITDA divided by average invested capital (net debt plus shareholders' equity) of the Company.

For the November 2019 grant, the Compensation Committee reduced the vesting provisions dependent on time to 35% and increased the vesting provisions for the achievement of earnings per share and return on invested capital targets to 32.5% each to provide a stronger incentive to achieve long-term strategic goals.

Every year, the Compensation Committee determines individual grant levels through consultation with the independent compensation advisor. The Compensation Committee is provided grant guidelines by Pay Governance, LLC, which provide recommended grant award ranges based on current market thresholds.

For the November 2018 awards, the target level of grants represented the market median (50th percentile). The relative recommended grant ranges have been developed such that the minimum of the range is set at 20% below the market median and the maximum of the range is set at 20% above the market median.

Grant recommendations are developed using a valuation model consistent with accounting policies for stock-based compensation and is based on the fair market value of the Company’s common stock on the dates of grant. Grants to executive officers are generally made only once a year in the Company’s first fiscal quarter (usually at the November meeting of the Compensation Committee), except for new hires and promotions. The Company does not time the release of material non-public information around the granting of equity compensation awards.

The minimum vesting period, in general, for all restricted share units (time and performance-based) is three years. Restricted share units may also vest under certain change-in-control circumstances, subject to double-trigger change-in-control provisions which require a change in control and involuntary or good reason employment termination (see “Employment and Severance Agreements” below).

The minimum holding periods for vested restricted share awards are governed by the Company’s stock ownership guidelines, which provides that at least 50% of the after-tax shares realized upon vesting of restricted stock must be retained until the ownership guideline is met.

Dividends are not paid on unvested restricted shares. Dividends associated with unvested restricted shares only become payable if and upon the vesting of the restricted shares. Accordingly, dividends will not be paid if the restricted shares do not become vested and are instead forfeited.

Adjustments or Recovery of Prior Compensation

The Sarbanes-Oxley Act of 2002 requires the CEO and Chief Financial Officer to reimburse the Company for any awards received following the release of financial results that subsequently require an accounting restatement due to noncompliance with a material financial reporting requirement as a result of misconduct. Additionally, our 2015 Incentive Plan has a recoupment provision under which the Compensation Committee has the discretion to adjust for the recovery of previously paid awards from any participant, where appropriate, in the event of restatement of prior financial statements. No such adjustments have been necessary under these provisions.

The 2015 Incentive Plan and the 2017 Equity Plan provide the Compensation Committee with the discretion over the three-year period following the grant of awards to cancel, suspend or require repayment to the Company of outstanding awards if the participant (i) competes with the Company or its subsidiaries, (ii) violates solicitation provisions with customers or employees, or (iii) defames or disparages the Company, its subsidiaries or certain related persons.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for executive officers and business unit management in order to support a culture of ownership among the management team. The Compensation Committee believes significant ownership levels will provide additional motivation to executives to perform in accordance with the interests of the Company’s shareholders. The ownership guidelines are expressed as a multiple of base salary and are as follows:

Position	Minimum Equivalent Stock Value
Chief Executive Officer	6 times base salary
Chief Financial Officer	5 times base salary
Group Presidents	4 times base salary
Other Officers and Executive Management of the Registrant	3 times base salary
Vice Presidents	2 times base salary
Director level and other managers eligible for equity compensation and other incentive compensation plan participants	1 time base salary

For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Company's Employee Stock Purchase Plan and time-vesting restricted share units or shares), but does not include outstanding stock options or unvested performance-based restricted share units or shares. Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position. The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock or restricted share units must be retained until the ownership guideline is met. Compliance with these ownership guidelines is one of the factors considered by the Compensation Committee in determining eligibility for participation in the Company’s equity compensation programs.
As of November 30, 2019, all NEOs exceeded the Company’s stock ownership guidelines.

Anti-Hedging Policy

The Company prohibits its directors, executive officers and employees from hedging its ownership of the Company’s stock, including the use of financial instruments such as prepaid variable forwards, equity saws, collars and exchange funds related to Company stock or debt. Directors, executive officers and employees are prohibited from purchasing the Company’s stock on margin, borrowing against the Company’s stock held in a margin account, or pledging the Company’s stock as collateral for a loan.

Retirement Benefits

Retirement benefits are generally provided to executives under the Company’s principal retirement plan and in some cases, a supplemental retirement plan. The purpose of both these plans is to provide post-retirement compensation and stability to executives. The Committee’s goal is to provide a benefit that is competitive with plans which would be available to executives of similar companies. The Committee believes this philosophy will allow the Company to effectively attract and retain talented executives.

Executive officers may become eligible to participate in a supplemental retirement plan. To be eligible for participation, the individual must be an executive officer of the Company, as designated by the Board of Directors annually, and meet certain length of service requirements as a designated executive officer and in total with the Company.

Of the NEOs, Mr. Bartolacci, Mr. Dunn and Mr. Nicola participate in the SERP. Unlike the principal retirement plan, the SERP is an unsecured obligation of the Company and is not a tax-qualified plan. Funding for the SERP is provided through a non-revocable trust arrangement. The SERP is intended to make-up the tax-related limitation of benefits under the principal retirement plan and to provide retirement benefits at competitive market rates. In addition, the SERP serves as a retention vehicle as benefits generally do not fully vest until the completion of a minimum of 15 years of service.

In 2009, the Committee closed the SERP to new participants, including Mr. Gackenbach and Mr. Walters, and created the ORRP for any new designated executive going forward, which limits the benefit available to the restoration of amounts lost to tax-related limitations under the Company's regular retirement and 401(k) plans.

Other Compensation

The Company generally provides all domestic employees with the following:

•	401(k) plan;

•	Employee stock purchase plan;

•	Health and dental coverage;

•	Company-paid term life insurance;

•	Disability insurance;

•	Educational assistance; and

•	Paid time off (vacations and holidays).

These benefits are designed to be competitive with overall market practices. Educational assistance for dependent children is also provided to any employee of the Company whose child meets the scholastic eligibility criteria and is attending an eligible college or university. Educational assistance is limited to $1,200 for each semester and $2,400 annually.

The Company provides executives with other benefits, reflected in the “All Other Compensation” column in the Summary Compensation Table, which the Committee considers reasonable, competitive and consistent with the Company’s compensation philosophy. These benefits include supplemental life insurance coverage, costs associated with personal use of a vehicle and, in certain circumstances, club dues.

Employment and Severance Agreements

None of the NEOs have employment or severance agreements. Mr. Schawk, a retired executive officer of the Company, signed an employment agreement with the Company upon the acquisition of Schawk, Inc., on July 29, 2014. Mr. Schawk retired from the Company on November 1, 2019 but will remain on the Company’s Board of Directors.

The Company’s executive management, including the NEOs, are subject to change-in-control agreements. These agreements provide certain benefits upon a change in control of the Company provided that, upon a change-in-control, the executive’s employment is terminated involuntarily or for good reason (“double-trigger”). Upon such double-trigger, the executive (including the CEO) is generally entitled to two times their base salary and target bonus, and accelerated vesting of awards under the long-term incentive plan.

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, (“Section 162(m)”) disallows federal income tax deductions for compensation paid to the Chief Executive Officer, Chief Financial Officer and any of the other three most highly compensated executives in excess of $1 million in any taxable year, subject to certain exceptions. Section 162(m) was amended on December 22, 2017 by the “Tax Cuts and Jobs Act”. Under the Tax Cuts and Jobs Act, the exception under Section 162(m) for performance-based compensation is no longer available. The amendment to Section 162(m) applies to remuneration paid by the Company in taxable years beginning after December 31, 2017, except for remuneration which is provided pursuant to a written binding contract that was in effect on November 2, 2017 and which was not modified in any material respect on or after such date.

Annual Compensation of the Named Executive Officers

The table below summarizes the compensation for fiscal 2019, 2018 and 2017 earned by the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three other most highly paid executive officers who were serving as executive officers as of September 30, 2019. These individuals are sometimes referred to in this Proxy Statement as the “named executive officers”, or the “NEOs”.

Summary Compensation Table

Name and Principal Position	Year (1)	Salary	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Plan Compensation (4)	All Other Compensation (5)	Total
Joseph C. Bartolacci Director, President and Chief Executive Officer	2019	$892,223	$—	$2,874,161	$—	$3,008,481	$144,664	$6,919,529
	2018	874,285	—	3,478,922	965,741	1,129,826	116,064	6,564,838
	2017	836,637	—	4,262,545	1,189,008	633,643	114,175	7,036,008
Brian J. Dunn Executive Vice President, Strategy and Corporate Development	2019	415,846	—	443,153	—	833,335	24,304	1,716,638
	2018	405,154	—	402,009	193,712	280,002	51,584	1,332,461
	2017	388,231	—	108,064	268,026	117,677	29,949	911,947
Steven D. Gackenbach Group President, Memorialization	2019	416,846	—	443,153	91,448	236,965	47,029	1,235,441
	2018	407,769	—	525,704	197,957	93,186	40,344	1,264,960
	2017	395,231	—	666,393	270,143	248,465	46,517	1,626,749
Steven F. Nicola Chief Financial Officer and Secretary	2019	532,673	—	785,013	—	1,676,654	54,084	3,048,424
	2018	518,808	—	958,636	401,237	565,386	53,407	2,497,474
	2017	496,077	—	1,116,659	493,612	338,156	48,525	2,493,029
Brian D. Walters Senior Vice President and General Counsel	2019	376,481	—	443,153	—	346,801	32,288	1,198,723
	2018	366,692	—	494,780	202,529	64,509	29,385	1,157,895
	2017	350,692	—	540,319	224,401	60,956	24,977	1,201,345

(1)	For the fiscal years ended September 30, 2019, 2018 and 2017.

(2)
Amounts in this column reflect the grant date fair value of awards of restricted shares/units of the Company’s Common Stock granted during fiscal 2019, 2018 and 2017 computed in accordance with Financial Accounting Standards Board ASC Topic 718; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation. For details of individual grants of restricted share units during fiscal 2019, see the Grants of Plan-Based Awards table below. Mr. Dunn forfeited 4,303 performance-based shares in fiscal 2019. There were no restricted shares forfeited by the named executive officers during fiscal 2018 or 2017. The assumptions on which this valuation is based are set forth in Note 11 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 22, 2019.

(3)
The amounts shown in this column reflect amounts earned under the 2015 Incentive Plan in fiscal 2019, 2018 and 2017. For a full explanation of the operation of the Incentive Compensation Plan, refer to the narrative disclosure above and the Annual Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 30 of this Proxy Statement.

(4)
The amount shown in this column for each of the named executive officers is the increase, if any, in the actuarial present value of the accumulated benefits under all defined benefit plans for the years ended September 30, 2019, 2018 and 2017. For additional information regarding defined benefit pension plans, see the Pension Benefits table below.

(5)
Amounts represent one or more of the following: premiums for officer’s life insurance, incremental premiums for long-term disability insurance, club dues, dividends on restricted shares, the value for personal use of Company leased vehicles or vehicle allowance, matching contributions to the Company’s 401(k) Plan and educational assistance. The fiscal 2019, 2018 and 2017 amounts for Mr. Bartolacci include dividends on restricted shares of $101,558, $74,121 and $78,603, respectively, the value of a leased vehicle of $14,168, $15,707 and $10,480, respectively, and club membership dues of $17,474, $15,430 and $14,289, respectively. The fiscal 2019, 2018 and 2017 amounts for Mr. Dunn include dividends on restricted shares of $2,989, $30,788 and $10,695, respectively, and vehicle allowances of $12,900, $12,900 and $11,675, respectively. The fiscal 2019, 2018 and 2017 amounts for Mr. Gackenbach includes dividends on restricted shares of $17,498, $11,592 and $13,986, respectively, vehicle allowances of $12,900, $12,900 and $15,392, respectively, and club membership dues of $6,252, $5,665 and $6,485, respectively. The fiscal 2019, 2018 and 2017 amounts for Mr. Nicola include dividends on restricted shares of $25,200, $24,259 and $24,105, respectively, the value of a leased vehicle of $12,425, $13,224 and $8,479, respectively, and club membership dues of $8,045, $7,966 and $7,711, respectively. The fiscal 2019, 2018 and 2017 amounts for Mr. Walters include dividends on restricted shares of $13,149, $12,883 and $9,089, respectively, the value of a leased vehicle of $9,742, $8,504 and $8,504, respectively.

The following table provides information on grants of plan-based awards held by the named executive officers during fiscal 2019.
Grants of Plan-Based Awards Table

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (# ) (3)	Maximum (#)
J.C. Bartolacci	11/14/18					20,430			$862,248	(5)
	11/14/18					20,430			862,248	(5)
	11/14/18							27,240	1,149,665	(6)
	11/14/18	$451,350	$902,700	$1,805,400
B.J. Dunn	11/14/18					3,150			132,946	(5)
	11/14/18					3,150			132,946	(5)
	11/14/18							4,200	177,261	(6)
	11/14/18	114,950	229,900	459,800
S.D. Gackenbach	11/14/18					3,150			132,946	(5)
	11/14/18					3,150			132,946	(5)
	11/14/18							4,200	177,261	(6)
	11/14/18	115,225	230,450	460,900
S.F. Nicola	11/14/18					5,580			235,504	(5)
	11/14/18					5,580			235,504	(5)
	11/14/18							7,440	314,005	(6)
	11/14/18	187,425	374,850	749,700
B.D. Walters	11/14/18					3,150			132,946	(5)
	11/14/18					3,150			132,946	(5)
	11/14/18							4,200	177,261	(6)
	11/14/18	94,625	189,250	378,500

(1)	All grants were effective as of the date on which the Compensation Committee of the Board of Directors met to approve them.

(2)
Amounts represent target payouts under the Company’s 2015 Incentive Plan. The target represents the named executive officer’s annual salary multiplied by his respective target incentive award percentage. The target incentive award percentages, expressed as a percentage of annual base salary are 100% for Mr. Bartolacci, 55% for Mr. Dunn and Mr. Gackenbach, 70% for Mr. Nicola, and 50% for Mr. Walters. For a full explanation refer to the Annual Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 30 of this Proxy Statement.

(3)
Amounts represent the number of restricted share units granted pursuant to the 2017 Equity Plan that vest upon certain performance criteria. Performance-based restricted share units granted in November 2018 were awarded such that, in general, 30% of the grant vests at target based upon the Company achieving certain metrics based on Return on Invested Capital ("ROIC"); and 30% of the grant vests at target based upon the Company achieving certain metrics based on adjusted earnings per share. Vesting of all units are generally subject to continuing employment through November 14, 2021. Upon vesting, performance based units will be converted to the Company's common stock using a factor ranging from 50% to 200% based upon the level of achievement of the performance thresholds related to the targets. Performance related units that do not achieve the ROIC or adjusted earnings per share thresholds for the period ended September 30, 2021 will be forfeited. For a full explanation of the operation of the 2017 Equity Plan, refer to the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 33 of this Proxy Statement.

(4)
Amounts represent the number of shares of restricted share units granted pursuant to the 2017 Equity Plan that fully vest on the third anniversary of the grant date. Upon vesting, time-based units will be converted to an equal number of shares of the Company's common stock. Restricted share units may also vest under certain change-in-control circumstances, subject to double-trigger change-in-control provisions which require a change in control and involuntary or good reason employment termination. The restricted share units are forfeited upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the 2017 Equity Plan, refer to the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 33 of this Proxy Statement.

(5)	Values are calculated based on the grant date fair value of the Company’s common stock and the expected probability that the shares will ultimately vest at target (see footnote 3 above).

(6)	Values are calculated based on the grant date fair value of the Company’s common stock.

The following table sets forth information concerning the fiscal 2019 year-end value of unearned restricted shares/share units for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End Table

	Stock Awards
	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
J.C. Bartolacci	35,500	(1)	$1,256,345	17,749	(5)	$628,137
	33,750	(2)	1,194,413	22,500	(6)	796,275
	27,240	(3)	964,024	40,860	(7)	1,446,035
B.J. Dunn	900	(1)	31,851	450	(5)	15,926
	3,900	(2)	138,021	2,600	(6)	92,014
	4,200	(3)	148,638	6,300	(7)	222,957
S.D. Gackenbach	5,550	(1)	196,415	2,775	(5)	98,207
	5,100	(2)	180,489	3,400	(6)	120,326
	4,200	(3)	148,638	6,300	(7)	222,957
S.F. Nicola	9,300	(1)	329,127	4,650	(5)	164,564
	9,300	(2)	329,127	6,200	(6)	219,418
	7,440	(3)	263,302	11,160	(7)	394,952
B.D. Walters	4,500	(1)	159,255	2,250	(5)	79,628
	4,800	(2)	169,872	3,200	(6)	113,248
	4,200	(3)	148,638	6,300	(7)	222,957

(1)	Represents restricted shares that were fully vested on November 16, 2019.

(2)	Represents restricted shares that will be earned and fully vested on November 15, 2020.

(3)
Represents restricted share units that will be earned and fully vested on November 14, 2021. Upon vesting, these restricted share units will be converted to an equal number of shares of the Company's common stock;

(4)
Represents the value of all unvested restricted shares/share units as of September 30, 2019. The value is computed by multiplying all unvested restricted shares/share units by $35.39, the closing price of the Company’s common stock on September 30, 2019. The value calculated for restricted share units is based on vesting at target for performance related shares (see footnote 7 below).

(5)
Represents restricted shares that will be earned and vested as follows: one-third upon the stock price of the Company’s common stock reaching 115% of the grant date fair value of the Company’s common stock for ten consecutive trading days, one-third upon the price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock for ten consecutive trading days, one-third upon the adjusted earnings per share of the Company reaching $4.26. One-third of these shares were canceled on November 21, 2019.

(6)
Represents restricted shares that will be earned and vested as follows: one-fourth upon the stock price of the Company’s common stock reaching 115% of the grant date fair value of the Company’s common stock for ten consecutive trading days, one-fourth upon the price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock for ten consecutive trading days, one-fourth upon the adjusted earnings per share of the Company reaching $4.20, and one-fourth upon the adjusted earnings per share of the Company reaching $4.54.

(7)
Represents restricted share units that will be earned and vested as follows: one-half upon achieving certain metrics based on Return on Invested Capital ("ROIC") and one-half upon achieving certain metrics based on adjusted earnings per share. Upon vesting, these performance based units will be converted to the Company's common stock using a factor ranging from 50% to 200% based upon the level of achievement of the performance thresholds related to the above targets.

The following table provides information on the vesting of restricted shares for each of the named executive officers during fiscal 2019.

Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
J.C. Bartolacci	58,582	$2,482,683
B.J. Dunn	2,325	96,538
S.D. Gackenbach	9,916	420,966
S.F. Nicola	14,754	624,419
B.D. Walters	7,670	324,786

Retirement Benefits

The Company's domestic retirement plan is noncontributory and provides benefits based upon length of service and final average earnings. Generally, employees age 21 with one year of continuous service are eligible to participate in the retirement plan. The benefit formula is 3/4 of 1% of the first $550 of final average monthly earnings plus 1‑1/4% of the excess times years of credited service (maximum 35 years). The plan is a defined benefit plan and covered compensation is limited generally to base salary or wages. Benefits are not subject to any deduction or offset for Social Security.

In addition to benefits provided by the Company's retirement plan, the Company has a Supplemental Retirement Plan (the “SERP”), which provides for supplemental pension benefits to certain executive officers of the Company designated by the Board of Directors. Upon normal retirement under this plan, such individuals who meet stipulated age and service requirements are entitled to receive monthly supplemental retirement payments which, when added to their pension under the Company's retirement plan and their maximum anticipated Social Security primary insurance amount, equal, in total, 1.85% of final average monthly earnings (including incentive compensation) times the individual's years of continuous service (subject to a maximum of 35 years). Upon early retirement under the SERP, reduced benefits will be provided, depending upon age and years of service. Benefits under the SERP vest based upon the attainment of certain levels of qualified and total continuous service. The Company has established a non-revocable trust to fund the SERP, and a provision has been made on the Company's books for the actuarially computed obligation.

In 2009, the Committee closed the SERP to new participants and created a separate plan, Officers Retirement Restoration Plan ("ORRP"), for any new designated executive going forward, limiting its benefit to restoring amounts lost to tax-related limitations under the Company’s regular retirement and 401(k) plans.

The table below sets forth the number of years of credited service and the present value at September 30, 2019 of the accumulated benefits under the each of the retirement plans for each of the named executive officers.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
J.C. Bartolacci	Matthews International Corporation Employees Retirement Plan	21	$880,825	$—
	Matthews International Corporation SERP	22	9,405,662	—
B.J. Dunn	Matthews International Corporation Employees Retirement Plan	19	917,975	—
	Matthews International Corporation SERP	20	2,045,073	—
S.D. Gackenbach	Matthews International Corporation Employees Retirement Plan	7	287,120	—
	Matthews International Corporation ORRP	8	429,833	—
S.F. Nicola	Matthews International Corporation Employees Retirement Plan	25	1,058,328	—
	Matthews International Corporation SERP	26	4,793,227	—
B.D. Walters	Matthews International Corporation Employees Retirement Plan	13	429,754	—
	Matthews International Corporation ORRP	14	493,967	—

(1)
As of September 30, 2019. Years of credited service for the Matthews International Corporation Employees Retirement Plan begin on the first of the month following the completion of one year of service. Years of credited service for the Company’s SERP and ORRP begin on the initial date of service.

(2)
The assumptions on which this valuation is based are set forth in Note 13 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 22, 2019.

The Company provides a 401(k) Plan covering substantially all domestic employees of the Company. Participants may make pre-tax contributions to their account of 1% up to 75% of their annual compensation. For employees covered under the Matthews International Corporation Employees Retirement Plan, which includes the named executive officers, the Company makes matching contributions to each participant at a rate of 50% of participants’ deferrals up to 1% of their annual compensation. Participants are fully vested immediately in the value of their contributions and fully vested in the value of Company matching contributions after three years of service, provided they are a participant of the plan.

CEO Pay Ratio

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires most companies with publicly traded stock in the United States to identify the median total compensation of their worldwide employee population (other than the chief executive officer) and to compare that amount with the total compensation of their chief executive officer. Total compensation amounts are required to be calculated using the SEC’s compensation disclosure rules applicable to reporting compensation in the Summary Compensation Table of the proxy statement. Median employee compensation used to calculate the pay ratio is required to be the total compensation paid to an actual employee of the company.

To identify our median employee, we reviewed the annual base salary of all our employees other than the CEO as of September 30, 2019.  As permitted by SEC rules, we excluded from our review employees based in Brazil, China, Costa Rica, Hong Kong and Hungary because those individuals, in the aggregate, make up less than 5% of our total employee base, representing approximately 470 employees.  Contingent workers who provide services to Matthews International but whose compensation is determined by an unaffiliated third party were also excluded from our determination of the median employee.  We used an annual base salary as our consistently applied compensation measure as it represents the primary compensation component paid to all of our employees. As a result, annual base salary provides an accurate depiction of total earnings for the purpose of identifying our median employee. We then calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. We did not use any material estimates, assumptions, adjustments or statistical sampling to determine the worldwide median employee.

Our median employee’s 2019 compensation was $53,963. Our Chief Executive Officer’s total 2019 compensation was $6,919,529 as reported in the Summary Compensation Table on page 38. Accordingly, our 2019 CEO to Median Employee Pay Ratio was 128:1.

Potential Payments upon Termination or Change in Control

The following discussion describes and quantifies the payments that would be made to each of the NEOs under a variety of circumstances, assuming that each had taken place on September 30, 2019: (1) the executive resigns voluntarily without the consent of the Company; (2) the executive resigns voluntarily with the consent of the Company; (3) the executive is involuntarily terminated without cause; (4) the executive is involuntarily terminated with cause; (5) the executive dies or becomes permanently disabled while employed; (6) the executive retires; or (7) a change in control of the Company takes place.

The Company’s executive management, including the NEOs, are subject to change-in-control agreements. These agreements provide certain benefits upon a change-in-control of the Company provided that, upon a change-in-control, the executive’s employment is terminated involuntarily or for good reason (“double-trigger”). Upon such double-trigger, the executive (including the CEO) is generally entitled to two times their base salary and target bonus, and accelerated vesting of awards under the long-term incentive plan.

Restricted Stock. Under the terms of the existing restricted stock and restricted share unit awards, in the event of voluntary termination of employment without the Company’s consent or any involuntary terminations, any unvested restricted shares/share units are forfeited at the time of termination. In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested performance-based restricted shares continue to performance vest for a period of two years following termination and unvested performance-based restricted share units continue to performance vest over the term of the award. In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested time-based restricted shares/share units become immediately vested. In the event of a change in control of the Company, all unvested restricted shares/share units immediately vest.

Supplemental Retirement Plan. Upon a change in control of the Company participants accrue five additional years of credited service under the SERP.

The following table provides information on the potential incremental value of executive benefits upon termination of employment prior to and after a change in control, assuming termination would have occurred as of September 30, 2019.

Named Executive	Executive Benefit and Payment upon Separation	Voluntary Termination Without Consent	Voluntary Termination With Consent (1) (2)	Involuntary Termination Without Cause	Involuntary Termination With Cause	Death or Disability (1) (2)	Retirement (1) (2)	Change in Control (3) (4)
J.C. Bartolacci	Performance-based Restricted Shares/Share Units	—	—	—	—	—	—	—
	Time-based Restricted Shares/Share Units	—	3,414,781	—	—	3,414,781	3,414,781	—
	SERP	—	—	—	—	—	—	16,493,464
	Total	—	3,414,781	—	—	3,414,781	3,414,781	16,493,464
B.J. Dunn	Performance-based Restricted Shares/Share Units	—	—	—	—	—	—	—
	Time-based Restricted Shares/Share Units	—	318,510	—	—	318,510	318,510	—
	SERP	—	—	—	—	—	—	2,940,489
	Total	—	318,510	—	—	318,510	318,510	2,940,489
S.D. Gackenbach	Performance-based Restricted Shares/Share Units	—	—	—	—	—	—	—
	Time-based Restricted Shares/Share Units	—	525,542	—	—	525,542	525,542	—
	Total	—	525,542	—	—	525,542	525,542	—
S.F. Nicola	Performance-based Restricted Shares/Share Units	—	—	—	—	—	—	—
	Time-based Restricted Shares/Share Units	—	921,556	—	—	921,556	921,556	—
	SERP	—	—	—	—	—	—	8,654,964
	Total	—	921,556	—	—	921,556	921,556	8,654,964
B.D. Walters	Performance-based Restricted Shares/Share Units	—	—	—	—	—	—	—
	Time-based Restricted Shares/Share Units	—	477,765	—	—	477,765	477,765	—
	Total	—	477,765	—	—	477,765	477,765	—

(1)
The performance-based restricted share value represents the value of unvested restricted shares as of September 30, 2019 that had not met performance vesting criteria as of that date, but for which the performance vesting threshold was less than $35.39, the closing price of the Company’s common stock on the last trading day of fiscal 2019 (the “assumed performance vested shares”). The value of the restricted shares is computed by multiplying the number of assumed performance vested shares by $35.39. As of September 30, 2019 there were no assumed performance vested shares.

(2)
The time-based restricted share unit value represents the value of unvested restricted share units as of September 30, 2019 that would vest upon termination as of September 30, 2019 (the “assumed time vested shares”). The value of the restricted share units is computed by multiplying the number of assumed time vested share units by $35.39, the closing price of the Company’s common stock on the last trading day of fiscal 2019.

(3)
Time and performance restricted share units may vest under certain change-in-control circumstances, subject to double-trigger change-in-control provisions which require a change in control and involuntary or good reason employment termination.

(4)	The incremental value of the SERP represents the increase in the accumulated benefit obligation resulting from an additional five years of vested service for eligible participants.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of Matthews International Corporation (the "Company") is composed of three directors who the Board has determined to be independent under the U.S. Securities and Exchange Commission (“SEC”) regulations related to audit committee independence, the Nasdaq listing requirements and the Company’s Corporate Governance Guidelines. The Audit Committee operates under a written charter adopted by the Company’s Board of Directors.

Management of the Company has the primary responsibility for preparing the financial statements, establishing the system of internal controls, and assessing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for reviewing the Company’s financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management, internal audit and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has discussed the consolidated financial statements with management, internal audit and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 1301, "Communications with Audit Committees", and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (“PCAOB”).

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence”, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

The Committee discussed with the Company's independent registered public accounting firm and internal auditors the overall scope and plan for their respective audits. The Audit Committee meets with the independent registered public accounting firm and internal auditors to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

Based on the Audit Committee’s discussions referred to above and the Audit Committee’s review of the report of the independent registered public accounting firm on the consolidated financial statements of the Company for the year ended September 30, 2019, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2019 for filing with the SEC.

Audit Committee:

A. Garcia-Tunon, Chairman
T.L. Dunlap
M.K. O’Brien

December 3, 2019

Relationship with Independent Registered Public Accounting Firm

Ernst & Young LLP (“EY”) has been the independent registered public accounting firm performing the audits of the consolidated financial statements of the Company since December 28, 2015. In addition to performing the audit of the Company's consolidated financial statements, EY provided fees for services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act and various other services during fiscal 2019 and 2018, respectively. The aggregate fees (including out-of-pocket expenses) billed for fiscal 2019 and 2018 for each of the following categories of services are set forth below.

	2019	2018
Audit fees (includes audits and reviews of the Company’s fiscal 2019 and 2018 financial statements)	$1,520,000	$1,448,694
Audit-related fees (primarily due diligence and regulatory compliance work)	53,306	273,540
Tax fees (primarily tax compliance and advisory work)	144,474	336,414
All other fees	-	-
Fiscal 2019 and 2018 tax fees include tax compliance and planning fees. All services provided by EY for significant audit, audit-related, tax and other services are approved in advance by the Audit Committee. Fees for the annual audit, including quarterly reviews, are approved by the Audit Committee upon appointment of the Company’s independent registered public accounting firm. Other services are approved in advance on a specific project basis during the year. Examples of such projects include acquisition due diligence and tax assistance engagements. Where approval in advance by the Audit Committee is not practical due to time constraints, management provides a written description of the engagement to the Chairman of the Audit Committee and obtains the Chairman’s approval prior to proceeding with the engagement. Ratification of such services by the full Audit Committee is obtained at the next scheduled Audit Committee meeting. The Company’s independent registered public accounting firm provides a summary of audit and other services and related fees to the Audit Committee at each of its regularly scheduled Committee meetings. The summary includes total estimated fees for each individual project. The Audit Committee also considered whether the provision of non-audit services by EY is compatible with maintaining the independence of EY.
EY’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended September 30, 2019 and 2018 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle.
During the fiscal years ended September 30, 2019 and 2018, the Company had not consulted with EY regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.
During the two most recent fiscal years ended September 30, 2019 and 2018, there were no disagreements between Matthews and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in connection with its reports on the consolidated financial statements for such years.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Transactions with related persons are subject to review and approval by the Nominating and Corporate Governance Committee of the Board of Directors. Written policies and procedures relative to the identification of related party transactions are contained in the Company’s Code of Conduct and the Committee reviews and evaluates each such transaction based on the specific facts and circumstances involved.

The Company made additional investments of $62,500 during fiscal 2019 and $145,000 in October 2019 (fiscal 2020) in Liquid X Printed Metals Inc. (“LiquidX”), a private company, in which Matthews participates as a strategic investor. Greg Babe, the Company’s Chief Technology Officer and a member of the Board of Directors, serves as President and CEO of LiquidX. Mr. Babe received no direct benefit in connection with these transactions.

In November 2018, the Company completed the sale of a 51% ownership interest in a pet cremation business, Faithful Forever Pet Loss Services, LLC (“FFPLS”). Immediately following the transaction, the Company retained a non-controlling interest in the joint venture with a value of $12.3 million. The Company made additional investments in FFPLS totaling $29.1 million during fiscal 2019 and $4.9 million in the first quarter of fiscal 2020. Also, in connection with the sale, the Company entered into a supply agreement with FFPLS, under which the Company recorded approximately $450,000 of sales in fiscal 2019. Paul Rahill, the Company’s President, Environmental Solutions Division (until his retirement from the Company in March 2019) and Brian Dunn, the Company’s Executive Vice President, Strategy and Corporate Development serve on the Board of Directors of FFPLS. Mr. Rahill (while employed by the Company) and Mr. Dunn received no direct benefit in connection with these transactions. The Company’s ownership interest in FFPLS as of September 30, 2019 was 42%.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

The Company’s directors and executive officers are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of the company’s common stock with the SEC. Based solely upon a review of Forms 3 and 4 and amendments thereto, if any, furnished to the Company during its most recent year and filed with the SEC, and representations from reporting persons that no Forms 5 were required; we believe that all of our directors and executive officers complied during fiscal 2019 with the reporting requirements of Section 16(a) of the Exchange Act.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials. A single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting the Company at Matthews International Corporation, Two NorthShore Center, Pittsburgh, Pennsylvania 15212-5851, Attention: Investor Relations, telephone (412) 442-8200.

Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the annual report and other proxy materials, you may write or call the Company’s Investor Relations Department at Matthews International Corporation, Two NorthShore Center, Pittsburgh, Pennsylvania 15212-5851, Attention: Investor Relations, telephone (412) 442-8200. The annual report and proxy materials are also available on the Company's website at www.matw.com/investor/financial-information.

Shareholders who share the same address and currently receive multiple copies of our annual report and other proxy materials, who wish to receive only one set in the future, can contact their bank, broker or other holder of record to request information about householding.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Shareholders may make proposals for inclusion in the proxy statement and proxy form for the 2021 Annual Meeting of the Shareholders. To be considered for inclusion, any such proposal should be written and mailed to the Secretary of the Company at the corporate office for receipt by September 23, 2020 (120 days prior to the anniversary date of the Company's 2020 Proxy Statement).
Section 2.09 of the Bylaws of the Company requires that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in such Section 2.09, so that it is received by the Company neither later nor earlier than the notice deadline determined under such Section 2.09. This period will generally be 75 to 120 days prior to the anniversary of the Company's Annual Meeting for the previous year, or October 23, 2020 to December 7, 2020 for the Company's Annual Meeting in 2021. Any shareholder proposal received by the Secretary of the Company before October 23, 2020 and after December 7, 2020 will be considered untimely under Rule 14a-8(c) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

OTHER MATTERS

The cost of soliciting proxies in the accompanying form will be paid by the Company. Shareholder votes at the Annual Meeting will be tabulated by the Company's transfer agent, Computershare Trust Company, N.A. A copy of the Company's Annual Report for 2019 has previously been mailed to each shareholder of record, or will be mailed with this Proxy Statement.

                By Order of The Board of Directors

/s/ Steven F. Nicola

                Steven F. Nicola
                 Chief Financial Officer and Secretary

Exhibit A

This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of the Shareholders of Matthews International Corporation on February 20, 2020.

PROXY - MATTHEWS INTERNATIONAL CORPORATION

Notice of:
2020 ANNUAL MEETING OF THE SHAREHOLDERS
To be held on February 20, 2020

Renaissance Baltimore Harborplace Hotel
202 East Pratt Street
Baltimore, MD 21202

The Annual Meeting of the Shareholders of Matthews International Corporation (the “2020 Annual Meeting”) will be held at 9:00 AM (EST), Thursday, February 20, 2020 at Renaissance Baltimore Harborplace Hotel, 202 East Pratt Street, Baltimore, Maryland 21202, for the purpose of considering and acting upon the proposals set forth on the reverse side of this form.

Shareholders of record at the close of business on December 31, 2019 will be entitled to vote at the 2020 Annual Meeting or any adjournments thereof.

The undersigned hereby appoints Joseph C. Bartolacci and Steven F. Nicola and each of them, with full power of substitution and revocation, as proxies to vote all shares of Common Stock of Matthews International Corporation (the “Company”) which the undersigned is entitled to vote at the 2020 Annual Meeting of the Shareholders or any adjournment thereof, with the authority to vote as designated on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INSTRUCTED BY YOU ON THE REVERSE SIDE OF THIS CARD WITH RESPECT TO THE PROPOSALS SET FORTH IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE 2020 ANNUAL MEETING AND ANY ADJOURNMENT THEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES AND FOR PROPOSALS 2 AND 3 IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED PREPAID ENVELOPE.

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Continued and to be signed on reverse side

ANNUAL MEETING PROXY CARD

A. Proposals – The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2 and 3.

1.	Election of Directors
			FOR	WITHHOLD
	01 -	Gregory S. Babe (three year term)	[ ]	[ ]
	02 -	Don W. Quigley, Jr. (three year term)	[ ]	[ ]
	03 -	David A. Schawk (three year term)	[ ]	[ ]

			FOR	AGAINST	ABSTAIN
2.	Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2020.		[ ]	[ ]	[ ]

			FOR	AGAINST	ABSTAIN
3.	Provide an advisory (non-binding) vote on the executive compensation of the Company’s named executive officers.		[ ]	[ ]	[ ]

B. Non-Voting Items

Change of Address - Please print new address below	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting	[ ]

C. Authorized Signatures – This section must be completed for your instructions to be executed. – Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

Date (mm/dd/yyyy): ______________